ATLANTIC
   ENERGY

NOTICE OF 1997
ANNUAL MEETING,
PROXY STATEMENT AND
1996 ANNUAL REPORT TO
SHAREHOLDERS

MARCH 19, 1997

                               TABLE OF CONTENTS
Proxy Statement                                                            Page
-------------                                                              ----

Notice of Annual Meeting..........................................            1

Voting Securities.................................................            2

/ /     Nominees for Election.....................................            3

        Stock Ownership of Directors and Officers.................            6

        Pending Merger............................................            6

        Board and Committee Meetings..............................            7

        Director Compensation.....................................            8

        Executive Compensation

        o     Personnel & Benefits Committee Report...............           10

        o     Summary Compensation Table..........................           14

        o     Performance Graph...................................           17

        o     Employment Agreements...............................           17

        o     Pension Plans.......................................           18

/ /     Ratification of the Appointment of Independent Auditors...           19

        Section 16(a) Compliance..................................           20

        Future Proposals of Shareholders..........................           20

        1996 Annual Report to Shareholders........................   Appendix A

------------
/ / Matters to be voted on at the meeting.

                              ATLANTIC ENERGY, INC
 .
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



Dear Shareholder:

     The Annual Meeting of Shareholders of Atlantic Energy, Inc. (the "Company") will be held in the Atlantic City Ballroom of Harrah's Casino Hotel, 777 Harrah's Boulevard, Atlantic City, New Jersey, on Wednesday, April 23, 1997, at 3:00 p.m. for the following purposes:

     1. To elect a Board of Directors of nine members to hold office for one year and until their successors have been elected and qualified.

     2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1997.

     3. To transact any other business as may properly come before the meeting, or any adjournments thereof.

       PLEASE NOTE THAT THE 1996 ANNUAL REPORT TO SHAREHOLDERS APPEARS AS APPENDIX A TO THIS PROXY STATEMENT.

       I would like to thank the many shareholders who voted by proxy or in person at the Special Meeting of Shareholders on January 30, 1997, called for the purpose of approving an Agreement and Plan of Merger dated August 9, 1996, as amended December 26, 1996, among Atlantic Energy, Inc., Delmarva Power and Light Company, Conectiv, Inc. and DS Sub, Inc. (the "Merger Agreement"). Although you may have voted in the Special Meeting, it is necessary for you to return the enclosed proxy card to have your vote represented at the Annual Meeting for the election of Directors and appointment of the independent auditors. Please sign, date and return your proxy card in the enclosed envelope that requires no postage if mailed in the United States. Directors and officers will be available to talk individually with shareholders before and after the meeting.

       Harrah's Casino Hotel is fully accessible to disabled persons. Special seating will be available for shareholders using wheelchairs.

       IF YOU ARE UNABLE TO ATTEND, PLEASE PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.



                                    By Order of the Board of Directors,


                                    /s/ James E. Franklin II
                                    -----------------------------------
                                    JAMES E. FRANKLIN II
                                    Secretary

March 19, 1997

       PLEASE NOTE: There will be a Shareholders' Help Desk located in the Atlantic City Ballroom to answer your questions and provide information regarding share transfer, dividend payments and the Dividend Reinvestment and Stock Purchase Plan.

                            PROXIES AND SOLICITATION

       This proxy statement and accompanying proxy card were first mailed to shareholders on or about March 19, 1997.

       Your proxy is solicited on behalf of the Board of Directors of the Company. If your executed proxy card is returned in advance of the meeting and is not revoked, the shares it represents will be voted in the manner directed. If no direction is given, your proxy will be voted for items 1 and 2. Your proxy may be revoked in writing prior to its exercise. Under New Jersey law, the presence at the meeting of a shareholder who has given a proxy does not revoke the proxy unless the shareholder files written notice of such revocation with the Secretary of the meeting prior to the voting of the proxy.

       Other than the election of Directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of the majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only votes cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

       The solicitation of proxies will be made at the expense of the Company. Proxies will be solicited primarily by mail and may be solicited personally and by telephone. The Company will reimburse banks and brokerage firms for their expenses in forwarding proxy material. The principal executive offices of Atlantic Energy, Inc. are located at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234-4130.

                                VOTING SECURITIES

       Record holders of Common Stock at the close of business March 6, 1997 will be entitled to vote at the meeting. At the close of business on March 6, 1997, there were 52,502,479 shares of Common Stock outstanding. Holders of shares of Common Stock are entitled to one vote per share of Common Stock.

                              ELECTION OF DIRECTORS

     At the meeting, nine Directors are to be elected for a term of one year and until their successors have been elected and qualified. Each of the nominees, with the exception of Mr. Chesser, was elected as a Director at the 1996 Annual Meeting of Shareholders. Mr. Chesser was elected a Director on June 13, 1996 by a majority vote of the Board of Directors, pursuant to the Company's By-Laws, in order to fill the vacancy caused by the resignation of Mr. Jos. Michael Galvin, Jr. on June 6, 1996.

       IT IS INTENDED THAT SHARES REPRESENTED BY THE PROXIES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF THE ELECTION OF THE PERSONS LISTED. MANAGEMENT KNOWS OF NO REASON WHY ANY NOMINEE FOR DIRECTOR WOULD BE UNAVAILABLE. IF ANY NOMINEE SHOULD BECOME UNAVAILABLE, THE PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE.

                              NOMINEES FOR ELECTION

                                                                                    DIRECTOR
                                                                                 OF THE COMPANY
                                  NAME, AGE, PRINCIPAL OCCUPATION AND          OR ITS PREDECESSORS
                                  BUSINESS EXPERIENCE PAST FIVE YEARS                 SINCE
                                  -----------------------------------          -------------------
                     MICHAEL  J.  CHESSER,  48,  Director,   President  &  Chief
                     Operating  Officer  of the  Company  and of  Atlantic  City
                     Electric Company and President & Chief Operating Officer of
   [PHOTO]           Atlantic Energy  Enterprises,  Inc. Formerly held the title of  Senior  Vice  President  of the  Company;  Former  Vice
                     President,  Marketing  & Gas  Operations  and  former  Vice
                     President,   Marketing   of   Baltimore   Gas  &  Electric,
                     Baltimore,
                     Maryland...................................................      1996

Other Information: Mr. Chesser is an ex-offico member of all committees of the Board of Directors except the Audit and Personnel & Benefits Committees. He is also a Director of Atlantic Energy Enterprises, Inc.



                     GERALD A. HALE,  69,  President  of Hale  Resources,  Inc.,
                     Summit,  NJ, a  health  care,  industrial/natural  resource
   [PHOTO]           investment and management  company.  General Manager of HHH
                     Investment   Company,   LLC.   Director   of   New   Jersey
                     Manufacturers  Insurance  Company,  New Jersey Business and
                     Industry Association and Hoke,Inc .........................      1983

Other  Information:  Mr. Hale is a member of the Personnel & Benefits and Retail
Committees  of the Board of Directors.  He is also  Chairman of Atlantic  Energy
Enterprises, Inc.



                     MATTHEW HOLDEN,  JR., 65, Professor of Government & Foreign
   [PHOTO]           Affairs,  University  of  Virginia,  Charlottesville,   VA.
                     Economic and political consultant, arbitrator.   ..........      1981

Other Information: Mr. Holden is Chairman of the Audit Committee and a member of the Personnel & Benefits and Wholesale Committees of the Board of Directors. He is a member of the Department of Energy's Task Force on Electrical System
Reliability.  Prior to 1982,  he was a  Commissioner  with  the  Federal  Energy
Regulatory Commission and Wisconsin Public Service Commission.


                                                                                    DIRECTOR
                                                                                 OF THE COMPANY
                                  NAME, AGE, PRINCIPAL OCCUPATION AND          OR ITS PREDECESSORS
                                  BUSINESS EXPERIENCE PAST FIVE YEARS                 SINCE
                                  -----------------------------------          -------------------
                     CYRUS H. HOLLEY,  60,  President of  Management  Consulting
   [PHOTO]           Services,  Grapevine,  TX.  Director  and  Chief  Executive
                     Officer of Oakmont Enterprises,  Grapevine, TX. Director of
                     UGI Corporation  and Kerns Oil & Gas Company...............      1990

Other Information: Mr. Holley is Chairman of the Wholesale Committee and a member of the Personnel & Benefits Committee of the Board of Directors. He is also a Director of Atlantic Energy Enterprises, Inc.


                     JERROLD  L.  JACOBS,  57,  Chairman  of the  Board  & Chief
   [PHOTO]           Executive  Officer  of the  Company  and of  Atlantic  City
                     Electric  Company.  Formerly held the title of President of
                     the Company...............................................       1990

Other Information: Mr. Jacobs is an ex-officio member of all committees of the Board of Directors except the Audit and Personnel & Benefits Committees. He is also a Director of Atlantic Energy Enterprises, Inc.


                     KATHLEEN  MacDONNELL,   48,  Corporate  Vice  President  of
   [PHOTO]           Campbell Soup Company, Camden, NJ. President,  Frozen Foods
                     & Speciality Group, of Campbell Soup Company. Former Sector
                     Vice President, Prepared Foods.............................      1993

Other Information: Ms. MacDonnell is Chairwoman of the Retail Committee and a member of the Audit and Personnel & Benefits Committees of the Board of Directors.

                                                                                    DIRECTOR
                                                                                 OF THE COMPANY
                                  NAME, AGE, PRINCIPAL OCCUPATION AND          OR ITS PREDECESSORS
                                  BUSINESS EXPERIENCE PAST FIVE YEARS                 SINCE
                                  -----------------------------------          -------------------
                     RICHARD  B.  McGLYNN,  58,  Attorney.  Vice  President  and
   [PHOTO]           General Counsel of United Water Resources, Inc., Harrington
                     Park, NJ. Former Partner in the law firm of LeBoeuf,  Lamb,
                     Greene & MacRae............................................       1986

Other Information: Mr. McGlynn is Chairman of the Personnel & Benefits Committee and a member of the Finance & Public Policy, Wholesale and Retail Committees of the Board of Directors.

   [PHOTO]           BERNARD J. MORGAN, 60, Financial Investor, Southampton, PA.
                     Director of FormMaker  Software,  Inc.  and CRW  Financial.       1988

Other  Information:  Mr.  Morgan is  Chairman  of the  Finance  & Public  Policy
Committee and a member of the Audit Committee. He is also a Director of Atlantic
Energy  Enterprises,  Inc.  He is a  former  Vice  Chairman  of  First  Fidelity
Bancorporation, NJ/PA; Former Vice Chairman, President, Chief Executive Officer and Chief Operating Officer of Fidelcor, Inc. Former Chairman, Deputy Chairman,
Chief Executive Officer, President and Chief Operating Officer of Fidelity Bank,
N.A.

     [PHOTO]         HAROLD J. RAVECHE,  53,  President of Stevens  Institute of
                     Technology,  Hoboken,  NJ.,  Chair of the  Board of the New
                     Jersey  Corporation for Advanced Technology...............      1990

Other  Information:  Mr.  Raveche  is a member  of the  Audit,  Finance & Public
Policy,  Retail and Wholesale  Committees  of the Board of Directors.  He is the
Former Dean of Science, Rensselaer Polytechnic Institute.

                    STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

       The following table sets forth the beneficial ownership of Common Stock of the Company of all Directors and nominees, three named executive officers, and all Directors and Officers as a group as of December 31, 1996.

                                                                       BENEFICIAL OWNERSHIP
                                                                         (SHARES OF COMMON
                        NAME                                                 STOCK) (1)
                        ----                                              ---------------
          Michael J. Chesser.........................................           26,042
          Gerald A. Hale.............................................            6,259
          Matthew Holden, Jr.........................................            5,222
          Cyrus H. Holley............................................            5,103
          Jerrold L. Jacobs (a)......................................           48,385
          Kathleen MacDonnell........................................            2,793
          Richard B. McGlynn (b).....................................            3,782
          Bernard J. Morgan..........................................            4,603
          Harold J. Raveche..........................................            3,434
          Michael J. Barron .........................................           16,874
          James E. Franklin II ......................................           17,119
          Meredith I. Harlacher, Jr. (c) ............................           27,571
          All Directors and Officers as a Group (18 individuals).....          222,632

          ----------
          (1) Each of the individuals listed beneficially owned less than 1% of the Company's outstanding Common Stock.

          (a) Share ownership shown for Mr. Jacobs includes 5,027 shares held jointly with his spouse.

          (b) Share ownership shown for Mr. McGlynn includes 200 shares held in a pension trust of which Mr. McGlynn is the trustee.

          (c) Share ownership for Mr. Harlacher includes 6,572 shares held jointly with his spouse.

                                 PENDING MERGER

       As previously announced, the Company has entered into an Agreement and Plan of Merger, dated as of August 9, 1996 as amended and restated as of December 26, 1996 (the "Merger Agreement") among the Company, Delmarva Power & Light Company, a Delaware and Virginia corporation ("Delmarva"), Conectiv, Inc., a newly formed Delaware corporation ("Conectiv"), and DS Sub, Inc., a newly formed Delaware corporation and wholly owned transitory subsidiary of the Company established solely to effectuate a merger with and into Delmarva ("DS Sub"). The Merger Agreement provides for the merger of the Company with and into Conectiv (the "Atlantic Merger") and the merger of DS Sub with and into Delmarva (the "Delmarva Merger") (the Atlantic and the Delmarva Merger, together the "Mergers"). The pending Mergers and formation of Conectiv would, if consummated, effectuate a change in control of the Company.

       Upon effectiveness of the Mergers, Conectiv will become the parent of the Company's subsidiaries and the parent of Delmarva and its subsidiaries and, with certain limitations, (a) each issued and outstanding share of common stock, no par value, of the Company (the "Atlantic Common Stock") will be converted into the right to receive 0.75 of one share of Common Stock, par value $.01 per share, of Conectiv (the "Conectiv Common Stock"), and 0.125 of one share of the Class A Common Stock, par value $.01 per share, of Conectiv (the "Conectiv Class A Common Stock"); (b) each issued and outstanding share of the common stock, par value $2.25 per share, of Delmarva (the "Delmarva Common Stock") will be converted into the right to receive one share of Conectiv Common Stock; and (c) the common stockholders of Delmarva and Atlantic will become common stockholders of Conectiv, all as more fully described in the Merger Agreement.

       Further, the Merger Agreement provides, among other things, that the Board of Directors of Delmarva ("Delmarva Board") will be entitled to nominate ten members to the Board of Directors of Conectiv ("Conectiv Board") and the Board of Directors of the Company will be entitled to nominate eight members to the Conectiv Board. Each member of the Delmarva Board and the Company's Board serving in such capacity immediately prior to the effective time of the Mergers will be given the opportunity to serve on the Conectiv Board.

       On January 30, 1997, the Merger Agreement was approved by the respective stockholders of the Company and Delmarva. The consummation of the Merger Agreement and effectuation of the Mergers remains, among other things, subject to the receipt of approvals from a number of Federal and state regulatory agencies. The Company expects the regulatory approval process to be completed and the Mergers to be consummated in late 1997 or early 1998, however, no assurance can be given that all such approvals will be obtained and that the Mergers will be consummated.

        MEETINGS OF THE BOARD OF DIRECTORS AND OF COMMITTEES OF THE BOARD

       During 1996, 11 regular meetings, five special meetings and two telephone conferences of the Board of Directors were held as well as one strategic planning session. During 1996, the committees of the Board of Directors met as follows:
                                                                      NO. OF
                COMMITTEE                                            MEETINGS
                --------                                              ------
                Audit............................................        5
                Retail...........................................        2
                Wholesale........................................        3
                Finance & Public Policy..........................        3
                Personnel & Benefits.............................        5

       The average director attendance at Board and Committee meetings was 99%. It is general practice for all Directors to attend meetings of each Committee. However, only Committee members are compensated for such meetings.


FUNCTIONS OF AUDIT COMMITTEE ARE AS FOLLOWS:

          1. Recommends each year to the Board, the appointment of an independent auditing firm for the Company.

          2. Reviews the scope, magnitude and cost of audit and non-audit services to be performed by independent auditors and makes recommendations to the Board for approval of such services.

          3.   Reviews   accounting,   financial  and  operating  controls  with
               independent auditors, internal auditors and management.

          4. Reviews periodic and annual audit reports of internal auditors and independent auditors, meets independently with each and with management, and ascertains whether the recommendations of the independent auditors have been implemented.

          5. Reviews annual financial reports with the independent auditors prior to release.

          6. Reviews and makes recommendations concerning security measures required to protect vital records of the Company.

          7. Inquires about any aspect of the business of the Company, whenever it deems such desirable, to help ensure employees comply with local, state and federal laws and regulations and with the Company's Code of Ethics and Business Conduct Policy.


FUNCTIONS OF PERSONNEL & BENEFITS COMMITTEE ARE AS FOLLOWS:

          1. Reviews and makes recommendations to the Board with respect to selection of officers of the Company, and Atlantic City Electric Company ("ACE").

          2. Reviews the performance of officers of the Company and ACE; recommends to the Board appropriate compensation levels for officers of the Company who are also officers of ACE and Atlantic Energy Enterprises Inc., ("AEE").

          3. Reviews the compensation paid to outside Directors of the Board of Directors of the Company and AEE and makes recommendations for adjustments.

          4. Monitors the Chief Executive Officer's program of executive development and plans for officer succession at the Company and ACE; monitors the management plan of organization and makes recommendations to the Board as required.

          5.   Identifies    prospective   Director   candidates,    establishes
               procedures for shareholders to recommend director candidates and recommends to the Board nominees for election.

          6. Considers and makes recommendations to the Board regarding all retirement plans, including the retirement policy for Directors, and post-employment benefit plans.

          7. Reviews and makes recommendations regarding the adequacy of all forms of insurance coverage for the Company.

          8. Reviews the funding status of the nuclear plant decommissioning trust of ACE.

       The Personnel & Benefits Committee (the "Committee") will consider nominees for Director recommended by shareholders. In the event that the Merger Agreement is not consummated prior to the holding of the 1998 Annual Meeting of Shareholders, then to be considered by the Committee, any nomination should be submitted to the Secretary, Atlantic Energy, Inc., 6801 Black Horse Pike, Egg Harbor Township, NJ 08234-4130, no later than 90 days prior to the 1998 Annual Meeting of Shareholders and should include the following information: (a) as to each nominee whom the shareholder proposes to nominate, (i) the name, age, business address and residence address of the nominee, (ii) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee, (iii) the consent of the nominee to serve as a director, and (b) as to the shareholder giving the suggestion, (i) the name, business address and residence address of the shareholder, (ii) a statement that the shareholder is a shareholder of record, entitled to vote at the meeting, and intends to nominate each nominee in person or by proxy and (iii) a description of all arrangements or understandings among shareholder and each nominee and any other persons (naming such persons) pursuant to which the nomination is made by the shareholder.


                              DIRECTOR COMPENSATION

1996 COMPENSATION

       During 1996, non-employee Directors received fees in accordance with the following compensation schedule:

Retainer Fee.........................................................$20,000  Annually
Board Meeting Fee....................................................  1,000  Per Meeting Attended
Committee Meeting Fee* (if held same day as Board meeting)...........  1,000  Per Meeting Attended
Committee Meeting Fee* (if held other than Board meeting date).......  1,150  Per Meeting Attended
Committee or Board Meeting Fee via Telephone.........................    150  Per Conference

----------
* Paid to committee members only.

Actual receipt of such amounts may be deferred, with interest, until a time selected by the non-employee Director.

       In 1996, each non-employee Director received a meeting fee of $1,000 for attendance at a strategic planning session with management and staff of the Company and its subsidiaries.

       In 1996, four non-employee Directors were elected Directors of AEE, a holding company formed to own the shares of capital stock of all but one of the Company's nonutility subsidiaries. Non-employee Directors receive a per meeting fee of $1,000 for attendance at meetings of the Board of Directors of AEE. Nine AEE Board meetings were held in 1996. Messrs. Hale, Holley and Morgan each received $9,000 for attendance at such meetings. Prior to his resignation on June 6, 1996, Mr. Galvin received $4,000 for attendance at four meetings.


RIGHT TO RECEIVE STOCK OPTIONS IN LIEU OF RETAINER

       Pursuant to the Equity Incentive Plan ("EIP") no later than June 30 of each year, a non-employee Director may elect to receive an option to purchase Common Stock in lieu of all or a portion of the non-employee Director's annual cash retainer for the following year. The number of shares subject to option is determined pursuant to the following formula:

       number of shares     =     amount of retainer foregone
                                  ----------------------------
                                  50% of fair market value of shares
                                  on first business day of the year

       Non-employee Directors who elect to receive stock options in lieu of retainer will pay 100% of the fair market value of the Company's Common Stock when the foregone compensation is added to the exercise price. In 1997, no options in lieu of retainer will be issued.


DIRECTOR RETIREMENT PLAN

       The Company has established a retirement plan for non-employee Directors ("Director Retirement Plan"). Under the Director Retirement Plan each non-employee Director now serving who has five years of service is eligible to receive benefits for the longer of life or the full number of years the non-employee Director served on the Board. Non-employee Directors who retired before September 7, 1989 receive benefits for the shorter of life or the full number of years the non-employee Director served on the Board. Non-employee Directors who retired between September 7, 1989 and November 14, 1991, receive benefits for a period equal to the full number of years the non-employee Director served on the Board. Non-employee Directors who satisfy the service requirement receive an annual benefit starting in the year they terminate service. The annual benefit equals 100% of the annual retainer in effect in the year in which the non-employee Director ended service, less 10% for each year less than ten years of total service as a non-employee Director. For eligible non-employee Directors who retire after September 7, 1989, in the event of the death prior to receiving payments for the number of full years of his or her service, the designated beneficiary of such non-employee Director shall be entitled to a lump-sum payment equal to the difference between the amount the non-employee Director has already received and the amount that would have been received if payments were made for the full number of years of the non-employee Director's service. The Director Retirement Plan provides that in the event of a change of control of the Company (defined to include, among other things, the acquisition by any person or group of 20% or more of the voting power of the company's Common Stock or the disposition of substantially all the assets of the Company), including as contemplated by the Merger Agreement, any non-employee Director having less than five years of service will be deemed to have served for five years to satisfy the service requirement; and in such event for all Directors, the annual benefit will be calculated in accordance with the terms of the Director Retirement Plan and payable in a lump sum.

       In 1996, the Board acting in accordance with the provisions of the Director Retirement Plan, unanimously voted to distribute to Mr. Galvin a lump-sum payment of $292,594, representing the present value of retirement benefits accrued by him for 18 years of eligible service.


RESTRICTED STOCK PLANS

       Shares of restricted stock are granted to non-employee Directors to enhance recruitment and retention of highly qualified individuals and to strengthen the commonality of interests between non-employee Directors and shareholders.

       The Director Restricted Stock Plan (the "DRSP") was established in 1991 and terminated in 1994. All non-employee Directors now serving have received a one-time grant of 2,000 shares, subject to certain restrictions. The DRSP provides that for each year a non-employee Director served prior to 1991, 200 shares of the grant would be available to the non-employee Director free of restrictions. Based upon their years of service prior to 1991, two non-employee Directors have fully-vested shares in the DRSP. The grants awarded pursuant to the DRSP to the remaining five non-employee Directors continue in effect and vest at the rate of 200 shares per year for the applicable 10-year period. The restrictions on shares granted under the DRSP are identical to the EIP described below.

       Grants under the EIP commence in the year following a non-employee Director's full vesting in grants previously received by each non-employee Director under the DRSP. Under the EIP, approved by shareholders in 1994, each non-employee Director receives a grant of 1,000 shares every five years, subject to certain restrictions. Two non-employee Directors whose grants pursuant to the DRSP have fully vested, have received a grant under the EIP of 1,000 shares subject to restriction. On December 31 of each year of the five-year period, 200 of the 1,000 shares vest. While a non-employee Director serves as an active member of the Board of Directors, certificates are held by the Company. If a non-employee Director terminates service because of death, disability, retirement from the Board at age 70 or later, or upon failure to be re-elected after being nominated, all shares (vested and nonvested) are delivered to him/her or his/her designated beneficiary, free of restrictions. If a non-employee Director terminates service for any other reason, the Board of Directors, by majority vote, may grant a waiver of restrictions on shares that otherwise would be forfeited. Commencing on the date of grant, each non-employee Director has the right to vote such shares of Common Stock. Dividends paid on the shares are reinvested in additional shares of Common Stock and subject to the same restrictions as the initial grant. Under the terms of the EIP, in the event of a change of control of the Company, including as contemplated by the Merger Agreement, the restrictions applicable to any restricted stock shall lapse and such shares shall be deemed fully vested. The value of all outstanding restricted shares, to the extent vested, shall be cashed out, unless otherwise determined by the Committee, on the basis of a change of control price. In 1996, the Board acting in accordance with the provisions of the EIP, unanimously voted to waive all restrictions on 800 nonvested shares and distributed the shares to Mr. Galvin following his resignation. The market value of those shares as of December 31, 1996 was $13,600.

       The stock ownership reported for each non-employee Director includes shares granted to them and subject to forfeiture under the DRSP and EIP.


                      PERSONNEL & BENEFITS COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

KEY COMPENSATION POLICIES

       The executive compensation policies adopted by the Committee are designed to achieve three objectives:

        o To create a pay-for-performance linkage that makes a significant portion of the total compensation opportunity for executive officers, including the CEO, dependent on achieving key performance objectives set at the corporate, business unit (for unit executives) and individual executive levels.

        o To structure the total compensation package so that it provides a median level of pay in comparison to industry practice when results approximate industry average, while paying significantly above or below these market levels when performance falls significantly above or below the industry average, respectively.

        o To structure the incentive components of compensation for executive officers, including the CEO, so that the creation of long-term shareholder value is the primary focus of incentive opportunity.

       To achieve these objectives, the Company follows a total compensation philosophy in its approach to executive compensation, including compensation paid to the CEO. Total compensation is comprised of three primary elements: base salary, an annual incentive award ("bonus") and a long-term equity based incentive. Executive officers' total compensation is significantly at risk based upon the financial and operating performance of the Company. If the performance of the Company fails to meet certain predetermined criteria and specific numeric goals, the opportunity to earn incentive compensation is significantly reduced.


COMPENSATION PROGRAMS

       The Committee approves the compensation paid to all the executive officers of the Company and ACE including the named executive officers listed in Table 1 -- Summary Compensation Table on page 14, through a "Utility
Compensation Program" adopted by the Committee in 1994. In addition, the Committee approves the compensation paid to certain executive officers of the Company who also serve as officers of AEE through an "Enterprise Compensation Program" adopted by AEE's Board of Directors in 1995 and approved by the Committee in 1996. Both compensation programs incorporate the strategic compensation principles noted above. The relative mix of base salary, bonus and long-term incentive awards provided in the Enterprise Compensation Program differs significantly from the mix provided in the Utility Compensation Program, with the Enterprise Compensation Program placing a greater emphasis on at-risk compensation.


COMPETITIVE COMPENSATION

       Each year, target levels of executive compensation are established for the executive officers of the Company and ACE, including the CEO, pursuant to the Utility Compensation Program. These target levels are approved by the Committee and are equivalent to the median compensation levels for comparable executive positions among a panel of 14 similar revenue and asset-sized utilities in the eastern United States. This panel is referred to as the "peer group" (listed on page 17). The peer group is subject to adjustment as a result of mergers or acquisitions among or with members of the peer group. Target levels are established annually for base salaries and for bonus awards based on median target award levels of the peer group as supplemented by median data from the Edison Electric Institute's ("EEI") executive compensation survey covering comparable size utilities in the eastern U.S. as well as median data relating to the executive compensation practices of various nonutility industries. EEI and nonutility survey data are used where matches to comparable positions require supplemental data. Every two years, target award levels are reviewed for new long-term performance incentive grants based on long-term incentive grant practices within the peer group.

       Target levels of executive compensation are also established for executive officers of AEE whose compensation is established pursuant to the Enterprise Compensation Program. These target levels are approved by the Committee and are equivalent to the median and mean compensation and benefits practices for comparable executive positions within a survey group of companies in the nonutility energy services industry that have annual revenues and a total number of employees similar to AEE.


PERFORMANCE BASED COMPENSATION

       The Company's compensation strategy places heavy emphasis on rewarding performance. To this end, the Committee recommends, subject to approval by the Board of Directors, objective short-term and long-term performance criteria and specific numeric goals for the Utility Compensation Program and the Enterprise Compensation Program that are clearly linked to the creation of shareholder value. Actual results are measured against goals and awards are funded according to established formulas.

       The performance graph on page 17 compares the cumulative total return to shareholders of the Company to that of the peer group.

                                  BASE SALARIES
HOW BASE SALARIES ARE DETERMINED

       Base salary guidelines are developed for the executive officers of the Company and ACE, whose compensation is established pursuant to the Utility Compensation Program. These guidelines are based on the salaries paid to executive officers of other companies in positions having responsibilities similar to the Company's positions. Using median market data from the peer group, EEI and nonutility surveys, a competitive salary range is assigned to each executive position. Within these ranges, a "market" salary level is defined for each position that approximates the median survey data. Executive officers, including the CEO, can progress up to a market salary level through demonstrated full proficiency in their basic position and may progress further in the salary range through continued growth in critical leadership competencies and success in contributing to stretch financial and operating goals for the business.

       Base salary guidelines for executive officers of AEE whose compensation is established pursuant to the Enterprise Compensation Program are determined through a competitive survey of salaries paid to executives having comparable responsibilities in similar-sized companies in the nonutility energy services industry.

       Adjustments to base salaries of executive officers of the Company, ACE and AEE, were made December 1995 and became effective January 1, 1996. The size of any base salary adjustment for each individual executive officer, other than the CEO, is recommended by the CEO to the Committee on the basis of individual performance evaluations. Executive officers are assessed on their relative achievement of objectives assigned to them for the period, their demonstrated leadership competencies and managerial effectiveness and other applicable corporate and business unit accomplishments. Beginning in 1997, executive officers other than the CEO are assessed based on their respective job accountabilities, their relative achievement of objectives assigned to them for the period and their demonstrated strengths in defined professional success factors and corporate cultural characteristics. The CEO's performance evaluation is conducted by the Committee and reviewed by the Board of Directors. The CEO's performance is assessed based on demonstrated leadership competencies and accomplishments in other critical areas including the development of strategies for corporate success in a competitive energy market, organizational restructuring, succession planning, communications internal and external to the Company and the overall financial and operating performance of the Company and its subsidiaries.


                      ANNUAL INCENTIVE (BONUS) COMPENSATION

       The  Executive  Annual  Incentive  Plan  is a  component  of the  Utility
Compensation Program and is designed to provide executive officers of the Company and ACE, including the CEO, with the opportunity to earn annual bonuses equivalent to median competitive practices when performance matches targeted goals; and to increase or decrease significantly from target levels when performance similarly falls above or below the target goals.

       The amount of bonus paid to these executive officers, including the CEO, is based on the achievement of corporate performance indicators. For executive officers other than the CEO, if the corporate performance indicators are met, the amount of bonus paid may be further modified by business unit specific goal achievement and individual performance rating.

HOW BONUS AMOUNTS ARE DETERMINED

       At the beginning of each year, a target level bonus pool is established. The bonus pool is determined by applying a predetermined target award percentage to the annual salary rate of each executive officer, including the CEO. In 1996, the percentages applied to the applicable annual salary rates ranged from 20%-30%. These predetermined percentages represent the median compensation practices of the peer group supplemented by EEI and nonutility survey data. The results are summed and the target bonus pool amount is established. At the end of the year, a performance-adjusted bonus pool is calculated by adjusting the target bonus pool upward or downward based on the achievement of corporate performance indicators. The amount of bonus paid to the CEO is based solely on the relative achievement of corporate performance indicators. The amount of bonus paid to executive officers, other than the CEO, is based on the achievement of corporate performance indicators and may be further modified by the relative achievement of business unit goals and individual performance ratings. The total amount of bonuses paid out may, with the approval of the Committee, exceed the amount of the performance-adjusted bonus pool if business unit performance and personal performance results are exceptional. In 1996, 100% of the performance adjusted bonus pool was distributed.

       1996 ANNUAL INCENTIVE PERFORMANCE RESULTS

       For 1996, the target corporate performance indicators and relative weights of each indicator at the target level were as follows:

       Performance Indicators:

       o  45% related to earnings per share of the Company's Common Stock;

       o  10% related to ACE lost time accident record;

       o  15% related to cash flow per share of the Company's Common Stock;

       o  10% related to ACE customer satisfaction.

       Milestones for the Future:

       o  20%  related  to  attainment  of  four   milestones  for  the  future,
          specifically future regulatory, market and structural changes in the electric utility industry.

       In 1996, the Company met 171/2% of its objectives representing partial achievement of one of the four performance indicators (ACE's lost time accident record) and two of the four milestones for the future. In 1996, bonuses were paid to the executive officers of the Company and ACE, including the CEO, under the Executive Annual Incentive Plan. These bonuses ranged from 2.0% to 6.0% of the executive officers' base salaries. In 1996, the CEO earned a bonus equivalent to 5.3% of his base salary. In 1996, three executive officers listed on the Summary Compensation Table on page 14 received one-time, lump-sum payments in recognition of their contribution to the successful negotiation and execution of the Merger Agreement.

       The annual incentive portion of the Enterprise Compensation Program provides for incentive opportunities linked to a combination of AEE business plan goals, the Company's performance indicators and goals specific to a subsidiary's financial and operating results. Performance measures and relative weights are unique to each executive officer of AEE based on this respective job accountabilities. In 1996, bonuses were paid to the executive officers of AEE under the Enterprise Executive Compensation Program. These bonuses ranged from 31% to 35% of the executive officers' base salaries.

       At the discretion of the Committee, bonus allocations under the Utility Compensation Program may be paid in any combination of cash and restricted stock. In 1996, all bonuses were paid in cash.

                        LONG-TERM INCENTIVE COMPENSATION

       The Company uses an equity-based long-term incentive program, the EIP, to link a major portion of executive compensation directly to the creation of shareholder value. This linkage is accomplished through the granting of stock options, where the award value is based solely on share price appreciation, and the granting of performance-vested restricted stock, where the performance requirements reflect shareholder value creation. The EIP uses three-year cycles to measure actual results against targeted performance. In addition, the EIP is structured to emphasize the accumulation of significant share ownership by management that the Committee believes is an incentive for executive officers to make decisions as owners. Pursuant to the EIP, grants of shares subject to restriction and stock options were made in 1994 and 1996 with subsequent grants scheduled to occur every two years.

STOCK OPTIONS

       The value of stock options is entirely dependent on the share price appreciation of the Company's stock from the date of grant to the exercise of the option.

PERFORMANCE-VESTED RESTRICTED STOCK

       Under the EIP, grants of stock subject to restriction will be earned if and only if certain long-term performance criteria are met. One half (50%) of the shares subject to restriction may be earned and vested if, over a three-year period, (known as a performance cycle), total shareholder return (stock price appreciation plus reinvested dividends) equals the median or better of the total shareholder return achieved by the peer group. The other half of shares subject to restriction may be earned if cumulative return on shareholder equity over the same performance cycle is at a preapproved standard or better. The earned award level can increase up to 100% of the total shares granted subject to restriction if total shareholder return and cumulative return on shareholder equity reach higher goal levels pre-established by the Committee. Executive officers, including the CEO, are entitled to vote the stock upon grant. Dividends earned on the restricted shares are reinvested and subject to the same performance requirements as the associated grant over the same three-year performance cycle.

       On December 31, 1996, the first performance cycle covering the three-year period 1994 -- 1996, ended. The Company did not achieve the base level of performance established pursuant to the EIP and all shares of stock subject to restriction were forfeited and returned to the EIP.

       The long-term portion of the Enterprise Compensation Program divides the incentive opportunity for AEE executive officers between a portion granted under the Company's EIP and a portion that can be earned under the Enterprise Compensation Program upon the achievement of long-term goals. Under this structure, executive officers of AEE whose compensation is established pursuant to the Enterprise Compensation Program receive a portion of total long-term incentive opportunity through restricted share grants subject to Company performance and stock options issued through the EIP. The remaining portion of total long-term incentive opportunity is provided through grants of AEE phantom stock. (Phantom stock is a hypothetical share of stock whose value is contingent on the achievement of strategic performance goals by AEE). The size of the combined grant opportunity is based on median market practice for comparable executive positions within a surveyed group of nonutility energy services companies.

                          INDEPENDENCE OF THE COMMITTEE

       The Committee consists of five outside Directors as defined under Section 162(m) of the Internal Revenue Code.

       The Committee is responsible for developing and administering the policies that govern the total compensation program for executive officers of the Company, ACE and AEE including the CEO. The Committee also administers the EIP and the Enterprise Compensation Program for all participants, including the awards to the executive officers of the Company and its subsidiaries. The Committee determines the performance criteria and specific numeric goals for bonus and long-term incentive compensation to be paid to executive officers, including the CEO.

       The  Committee   utilizes  the  services  of  a  qualified   compensation
consultant in connection with its annual review of the competitiveness and effectiveness of the executive compensation program.


POLICY ON DEDUCTIBILITY OF COMPENSATION

       Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the tax deduction to $1 million for compensation paid to each of the executive officers listed on the Summary Compensation Table on page 14. The Committee has carefully reviewed the requirements of Section 162(m) and intends to comply with its requirements. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In 1996, all compensation paid to the executive officers was deductible. For 1997, the Committee contemplates that compensation income paid pursuant to the plans described herein will be deductible in accordance with Section 162(m).

                                    PERSONNEL & BENEFITS COMMITTEE
                                        Richard B. McGlynn, Chairman
                                        Gerald A. Hale
                                        Matthew Holden, Jr.
                                        Cyrus H. Holley
                                        Kathleen MacDonnell

                       TABLE 1--SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      LONG-TERM COMPENSATION
                                                                               -------------------------------------.
                                                ANNUAL COMPENSATION                     AWARDS                PAYOUTS
                                          --------------------------------     -------------------------     --------
                                                                  OTHER
                                                                 ANNUAL                       SECURITIES                  ALL OTHER
                                                                 COMPEN-       RESTRICTED     UNDERLYING                   COMPEN-
   NAME AND PRINCIPAL                                 BONUS       SATION           STOCK         OPTIONS        LTIP        SATIO
       POSITION                YEAR       SALARY       (1)          (2)           ($) (3)          (#)         PAYOUTS        (4)
------------------------------------------------------------------------------------------------------------------------------------
  J. L. Jacobs                 1996       $449,167   $ 23,600     $ 13,461       $743,531        38,500       $14,388     $ 16,439
    Chairman and Chief         1995        435,000         --       25,528             --            --            --       13,050
    Executive Officer of       1994        390,583    120,100       19,895        760,500        36,000            --       11,718
    the Company and ACE

------------------------------------------------------------------------------------------------------------------------------------
  M.J. Chesser                 1996        284,500     17,000        2,777        380,456        19,700         9,714        8,785
    President and Chief        1995        262,000         --        7,039             --            --            --        7,240
    Operating Officer of       1994        200,000     89,500      143,899        482,579        18,300            --        6,000
    the Company, ACE
    and AEE
-
------------------------------------------------------------------------------------------------------------------------------------
  M.I. Harlacher, Jr           1996        215,317     27,500        8,527        305,138        15,800        10,429        7,413
    Vice President,            1995        205,133         --       10,070             --            --            --        6,154
    Power System of the        1994        181,100     58,500        9,167        312,650        14,800            --        5,433
    Company and Senior
    Vice President,
    Power System of ACE

-----------------------------------------------------------------------------------------------------------------------------------
  M. J. Barron (5)             1996        199,333     67,600           --        305,138        15,800            --        6,373
    Vice President, and        1995         40,381     20,000       30,483        134,925         6,387            --          564
    Chief Financial            1994             --         --           --             --            --            --           --
    Officer of the
    Company and Senior
    Vice President and
    Chief Financial
    Officer of ACE

-----------------------------------------------------------------------------------------------------------------------------------
  J. E. Franklin II (6)        1996        190,417     41,500          758        305,138        15,800            --          5,637
    Vice President,            1995        183,249         --           --             --            --            --          4,620
    Secretary and General      1994         29,167     41,900           --        312,650        14,800            --            875
    Counsel of the
    Company and Senior
    Vice President,
    Secretary and
    General Counsel of
    ACE and Secretary of
    AEE
-----------------------------------------------------------------------------------------------------------------------------------

(1) Amounts reported for Messrs. Harlacher, Barron and Franklin include a one-time lump-sum payment in recognition of their contribution to the successful negotiation and execution of the Merger Agreement.
(2) Includes dividends paid on shares of restricted stock under the Long-Term Incentive Plan ("LTIP") and tax reimbursement payments. The amount reported for Mr. Barron in 1995 also includes payment of relocation expenses.
(3) Dollar value of restricted stock awards are based on market price on the date of the award. The aggregate number of shares of stock held subject to restriction and its market value based on the per share closing price of $17.125 on December 31, 1996 are: Mr. Jacobs 38,500 shares/$659,313;
       Mr. Chesser 19,700 shares/$337,363; Mr. Harlacher 15,800 shares/$270,575;
       Mr. Barron 15,800 shares/$270,575; and Mr. Franklin 15,800 shares/$270,575. Restricted shares awarded to Mr. Barron in 1995 and to the remaining four executive officers in 1994 were forfeited on December 31,1996.
(4) "ALL OTHER COMPENSATION" consists of contributions by ACE in 1996 under the Atlantic Electric 401(k) Savings and Investment Plan-A ("401(k) Plan"), a defined contribution plan; a Company-matching contribution made pursuant to the Company's Deferred Compensation Plan for Employees ("DCP"), a non-qualified deferred compensation plan; and premiums paid for the funding of death benefits under certain supplemental executive retirement plans. The following table details the amounts for 1996.

----------------------------------------------------------------------------------------------------------------------------
                                                    401(K) PLAN              DCP            LIFE INSURANCE
                                                   CONTRIBUTION         CONTRIBUTION           PREMIUMS             TOTALS
----------------------------------------------------------------------------------------------------------------------------
         J. L. Jacobs..........................        $4,750               $8,725               $2,964              $16,439
         M. J. Chesser.........................         4,750                2,845                1,190                8,785
         M. I. Harlacher, Jr...................         4,750                1,710                  953                7,413
         M. J. Barron..........................         4,750                1,230                  393                6,373
         J. E. Franklin II.....................         4,750                   --                  887                5,637

(5) Mr. Barron became an officer of the Company on September 15, 1995. At the time of his employment, Mr. Barron received a pro-rata award of shares pursuant to the EIP. In 1995, Mr. Barron received a one-time, lump-sum payment in recognition of the achievement of personal goals established as a condition of employment.

(6)  Mr. Franklin became an officer of the Company on October 1, 1994.

                   TABLE 2 - OPTION GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF      % OF TOTAL                                    POTENTIAL REALIZABLE
                                    SECURITIES        OPTIONS                                                ASSUMED ANNUAL
                                    UNDERLYING      GRANTED TO      EXERCISE                              RATES OF STOCK PRICE
                                      OPTIONS        EMPLOYEES       OR BASE                         APPRECIATION FOR OPTION TERM
                                     GRANTED         IN FISCAL        PRICE        EXPIRATION      --------------------------------
     INDIVIDUAL GRANTS               (1)(2)(3)         YEAR         ($/SHARE)         DATE            5%                  10%
---------------------------------------------------------------------------------------------------------------------------------
  J. L. Jacobs..................      38,500          19.10%          $19.3125        1/2/2006       $467,602         $1,184,999
  M. J. Chesser.................      19,700           9.78            19.3125        1/2/2006        239,266            606,350
  M. I. Harlacher, Jr...........      15,800           7.84            19.3125        1/2/2006        191,899            486,311
  M. J. Barron..................      15,800           7.84            19.3125        1/2/2006        191,899            486,311
  J. E. Franklin II.............      15,800           7.84            19.3125        1/2/2006        191,899            486,311

(1) Options granted under the EIP on January 2, 1996 are exercisable starting 36 months after the grant date with 100% of the shares covered becoming exercisable at that time. The options granted in 1996 are for a term of ten
     (10) years subject to earlier termination upon events related to termination of employment. The option price for any options granted under the EIP will not be less than 100% of the fair market value of the Company Common Stock as of the date of grant.
(2) Under the terms of the EIP, the Committee retains discretion, subject to plan limits, to modify the terms of the outstanding options.
(3) Under the terms of the EIP, in the event of a change of control of the Company, including as contemplated by the Merger Agreement, the Committee has discretion to cash out the value of the options on the basis of a change in control price. The consummation of the Merger Agreement is subject to the approval of certain Federal and state regulatory agencies. Such approvals are expected to be obtained by late 1997 or early 1998, but cannot be assured.


               TABLE 3 - AGGREGATED FISCAL YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FY-END (#)             AT FY END ($)
-----------------------------------------------------------------------------------------------------------
                                                            EXERCISABLE/                  EXERCISABLE/
                        NAME                                UNEXERCISABLE                 UNEXERCISABLE
                        ----                                 ----------                    ----------
  J. L. Jacobs....................................           0 / 74,500                        --

  M. J. Chesser...................................           0 / 38,000                        --

  M. I. Harlacher, Jr.............................           0 / 30,600                        --

  M. J. Barron....................................           0 / 22,187                        --

  J. E. Franklin II...............................           0 / 30,600                        --


       TABLE 4 -- LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------------------------------------
                                                           PERFORMANCE                   ESTIMATED FUTURE PAYOUTS
                                                             PERIOD                  UNDER NON-STOCK PRICE BASED PLAN
                                                              UNTIL          -------------------------------------------------
                                           NUMBER OF       MATURATION        THRESHOLD            TARGET              MAXIMUM
     NAME                                SHARES (#)(1)      OR PAYOUT           (#)                 (#)                 (#)
-------------------------------------------------------------------------------------------------------------------------------
  J. L. Jacobs......................        38,500           3 years            6,429               25,679              38,500
  M. J. Chesser.....................        19,700           3 years            3,289               13,139              19,700
  M. I. Harlacher, Jr...............        15,800           3 years            2,638               10,538              15,800
  M. J. Barron......................        15,800           3 years            2,638               10,538              15,800
  J. E. Franklin II.................        15,800           3 years            2,638               10,538              15,800

(1) Awards listed are in shares of restricted stock granted under the EIP on January 2, 1996. All awards listed are performance based. Delivery of shares granted under the EIP depends entirely upon attainment of two equally weighted financial performance indicators approved by the Committee and the Board: (1) cumulative return on average shareholder equity and (2) total shareholder return compared to the peer group. Under the EIP, regular quarterly dividends are reinvested in additional shares of restricted stock that are subject to the same restrictions. Pursuant to the terms of the EIP, in the event of a change of control of the Company, including as contemplated by the Merger Agreement, the restrictions applicable to any restricted stock shall lapse and such shares shall be deemed fully vested. The value of all outstanding restricted stock to the extent vested, shall be cashed out, unless otherwise determined by the Committee, on the basis of a change of control price.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
         AMONG ATLANTIC ENERGY, INC., THE S&P 500 INDEX AND A PEER GROUP


       The following table represents the plot points for graph.

                          ATLANTIC ENERGY INC.    PEER GROUP         S&P 500
                          --------------------    ----------         -------
     12/91 ..............        100                 100               100
     12/92 ..............        121                 112               108
     12/93 ..............        121                 124               118
     12/94 ..............        107                 106               120
     12/95 ..............        127                 147               165
     12/96 ..............        123                 146               203

*$100 invested on 12/31/91 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.

                                                       CUMULATIVE TOTAL RETURN
                                         ------------------------------------------------------
                                         1991      1992      1993      1994      1995      1996
                                          ---       ---       ---       ---       ---       ---
   ATLANTIC ENERGY, INC..........         100       121       121       107       127       123
   PEER GROUP....................         100       112       124       106       147       146
   S&P 500.......................         100       108       118       120       165       203

       The above graph compares the performance of Atlantic Energy, Inc. with that of the S&P 500 Index and a peer group of utility companies with the investment weighted based on market capitalization. The peer group is comprised of the following companies:

       Boston Edison Company, Central Hudson Gas & Electric Corporation, Central Maine Power Company, Commonwealth Energy System, Delmarva Power & Light Co., DPL Inc., DQE Inc., New York State Electric & Gas Corporation, Orange & Rockland Utilities, Incorporated, Potomac Electric Power Company, Rochester Gas & Electric Corp., SCANA Corporation, UGI Corporation and United Illuminating Company.


EMPLOYMENT AGREEMENTS

       In 1995, the Company entered into employment agreements with each of the executive officers listed in Table 1--Summary Compensation Table on page 14. The agreements provide for an initial two-year Employment Period that may be automatically renewed for two years. Under the terms of the agreements, each executive officer is entitled to receive 1) a base salary, 2) incentive compensation at the discretion of the Board of Directors based upon the recommendation of the Committee, and 3) any other benefits that are available from time to time to officers of the Company through the Employment Period. The agreements also provide that if the employment of the executive officer is terminated by the Company (or, under certain circumstances, by the executive officer) following a change in control of the Company (defined to include, among other things, the acquisition by any person of 20% or more of the voting power of the Company's Common Stock or the disposition of substantially all the assets of the Company) including as contemplated by the Merger Agreement, the executive officer will receive (a) the executive officer's full base salary through the date of termination, (b) a cash amount from the Company equal to three times the sum of (x) the executive officer's annual base salary and (y) the higher of the bonus paid to the executive for the most recent fiscal year or the target bonus for the current fiscal year (the "Minimum Bonus Amount"), (c) the prorated portion of the executive officer's unpaid Minimum Bonus Amount, (d) any other amounts otherwise payable in respect of the Company's otherwise applicable long-term incentive compensation and equity plans and programs, and (e) all vested amounts or benefits owing to the executive officer under the Company's otherwise applicable employee benefit plans and programs. In addition, the executive officer will be entitled to continue to participate in the Company's employee and executive pension, welfare and fringe benefit plans excluding supplemental retirement benefits. For purposes of calculating the executive officer's retirement benefit, three years will be added to both the executive officer's age and service with the Company. The agreements further provide that if the payments described above constitute "excess parachute payments" under applicable provisions of the Internal Revenue Code and related regulations, the Company will pay the executive officer an additional amount sufficient to place the executive in the same after-tax financial position the executive would have been in if the executive had not incurred the excise tax imposed under Section 4999 of the Internal Revenue Code in respect of excess parachute payments. The agreement with J. L. Jacobs establishes an opportunity at the election of J. L. Jacobs to enter into a consulting arrangement with the Company for a term of two years with compensation at $130,000 annually to commence on the date following his retirement.

                                  PENSION PLANS

QUALIFIED AND EXCESS BENEFIT PLANS

       The following table describes the combined estimated annual retirement benefit payable under the Retirement Plan that is qualified under Section 401(a) of the Internal Revenue Code ("Qualified Plan") and the Excess Benefit
Retirement Income Program ("Excess Plan"). The Internal Revenue Code places certain limitations on the amount of pension benefits that may be paid under the Qualified Plan. Any benefits payable in excess of those limitations will be paid under the Excess Plan to certain eligible employees, including the executive officers named in Table 1--Summary Compensation Table, on page 14. The Excess Plan provides for immediate vesting of benefits in the event of a change of control of the Company including as contemplated by the Merger Agreement. The estimated retirement benefits paid to an employee assume a straight-life annuity to the employee, retirement at age 65, the average of the highest earnings in five (5) consecutive years of the ten (10) years preceding retirement and years of service specified. Benefits paid pursuant to the Qualified and Excess Plans are not subject to deduction for other retirement plans including Social Security.

       The credited full years of service at December 31, 1996 under the Retirement Plan are as follows for the individuals named in the Summary Compensation Table: Mr. Jacobs--35 years; Mr. Chesser--3 years, Mr. Barron --1 year, Mr. Harlacher--31 years and Mr. Franklin --2 years.


                           TABLE 5--PENSION PLAN TABLE

                                                                YEARS OF SERVICE
                            ----------------------------------------------------------------------------------------
     REMUNERATION              25                  30                  35                  40                  45
     -------------          --------            --------            --------            --------            --------
       $130,000             $ 52,000            $ 62,000            $ 73,000            $ 83,000            $ 94,000
        190,000               76,000              91,000             106,000             122,000             137,000
        250,000              100,000             120,000             140,000             160,000             180,000
        310,000              124,000             149,000             174,000             198,000             223,000
        370,000              148,000             178,000             207,000             237,000             266,000
        430,000              172,000             206,000             241,000             275,000             310,000
        490,000              196,000             235,000             274,000             314,000             353,000
        550,000              220,000             264,000             308,000             352,000             396,000

       Compensation covered for the executive officers named in Table 1--Summary Compensation Table on page 14 is the same as the total salary and bonus shown in that table. Employees, including executive officers, may elect lump-sum distributions in lieu of the receipt of annual retirement benefits.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

       The Company maintains a Supplemental Executive Retirement Plan ("SERP") for certain Qualified Executives. The SERP, which has been in effect since January 1983, provides at age 60 and retirement: 1) the annual payment of 25% of final compensation for the longer of 15 years or life and 2) the one-time payment of 75% of final compensation in the year of death. For purposes of the SERP, "final compensation" is an amount equal to the executive officer's then annual base salary rate plus the average of the bonuses paid in the two most recent years. Qualified Executives after five (5) years are fully vested in the SERP. The Board may commence payout of SERP retirement benefits at any time after the Qualified Executive has attained age 55 and retired. Qualified
Executives may elect lump-sum distribution in lieu of the receipt of annual payments. In the event of death while still employed by the Company, the designated beneficiary of the Qualified Executive shall receive the proceeds of a life insurance policy. The SERP provides for the Company to gross-up for federal and state taxes on SERP benefit payments. The SERP also provides for immediate vesting of benefits in the event of a change of control of the Company including as contemplated by the Merger Agreement. Approximately twenty-four
(24) former and current officers of Atlantic City Electric Company, including four (4) of the executive officers named in Table 1--Summary Compensation Table, participate in the SERP. Participation in the SERP is limited to these individuals. Annual benefits payable, net of tax reimbursements, to Qualified Executives who are participants in the SERP, based on current base salary rates and bonuses paid pursuant to the Annual Executive Incentive Plan in 1995 and 1996 would upon retirement be as follows: Mr. Jacobs $127,513; Mr. Chesser $86,188, Mr. Harlacher, $61,313 and Mr. Franklin $52,988. These amounts are in addition to the amounts shown in the Pension Plan Table above.

       In 1995,  the  Board of  Directors  adopted  the  Supplemental  Executive
Retirement Plan II (the "SERP II"). Qualified Executives who are not participants in the SERP will receive benefits under the SERP II. Qualified Executives after five (5) years are 50% vested with vesting increasing each year until the 10th year of service at which time the Qualified Executive will be 100% vested. At age 55 and older and subject to the vesting provisions, retirement benefits in an amount equal to 60% of final average compensation will be available to a Qualified Executive or his/her designated beneficiary for the longer of 15 years or life. For purposes of SERP II, "final average compensation" is an amount equal to the average of the Qualified Executive's annual compensation (salary plus bonus) over the 36 full calendar months immediately preceding the Qualified Executive's last day of employment. Retirement benefits paid to a Qualified Executive pursuant to SERP II will be reduced by any benefits received from Social Security and the Qualified and Excess Plans, and further reduced if the Qualified Executive retires before age
60. In any event, benefits paid to a Qualified Executive pursuant to SERP II shall not exceed 25% of the Qualified Executive's final annual compensation (base salary in year Qualified Executive terminates service plus the average of any bonuses paid (i) during the year the Qualified Executive terminates service and (ii) the year immediately preceding termination of service). For Qualified Executives having less than five years of service, SERP II benefits will vest immediately at the five year level in the event of a change of control of the Company including as contemplated by the Merger Agreement. In the event of death while still employed by the Company, the designated beneficiary of the Qualified Executive shall receive proceeds of a life insurance policy in an amount equal to three times the final compensation of the Qualified Executive. SERP II also provides for benefits in the event a Qualified Executive becomes disabled. One executive officer named in Table 1--Summary Compensation Table is a participant in SERP II. Based on 1996 salary plus the average of bonuses paid in 1995 and 1996, and assuming 100% vesting, the annual benefits payable to Mr. Barron upon retirement would be $59,833.


             RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

       Upon the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1997. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

       Although not required, the Board of Directors proposes to submit at the meeting a proposal that the appointment of Deloitte & Touche LLP be ratified. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered and made by the Board of Directors.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP.

                  SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

       The Company believes that during the preceding year its executive officers and directors have complied with all Section 16(a) filing requirements.


                        FUTURE PROPOSALS OF SHAREHOLDERS

       In the event that the Merger Agreement is not consummated prior to the holding of the 1998 Annual Meeting of Shareholders, then to be included in the proxy materials for the 1998 Annual Meeting of Shareholders, any shareholder proposal intended to be submitted for action at that meeting must be received by the Secretary, Atlantic Energy, Inc., 6801 Black Horse Pike, Egg Harbor Township, NJ 08234-4130 on or before November 20, 1997.

       Shareholders wishing to nominate directors or bring business before the meeting must provide written notice to the Secretary of the Company by personal delivery or U.S. mail not later than ninety (90) days prior to the 1998 Annual Meeting of Shareholders. Such notice must 1) describe the business matter to be brought before the meeting and the reasons for conducting such business at the Annual Meeting; 2) the name and address of the shareholder proposing such business; 3) the number of shares of Common Stock owned by the shareholder, and
4) any material interest of the shareholder in such business.


                                  OTHER MATTERS

       The Company has mailed a 1996 Annual Report to Shareholders and a proxy card together with this proxy statement to all shareholders of record and persons who, according to the records of the Company, hold shares of Common Stock in the Dividend Reinvestment and Stock Purchase Plan or Employee Stock Ownership Plan but do not own any other shares at the close of business on March 6, 1997.

       The Board of Directors does not intend to bring before the meeting any business other than the matters referred to in this proxy statement, and at the date of this proxy statement, the Board of Directors is not aware that any other matters are to be presented for action at the meeting. However, if any other matters properly come before the meeting, or any adjournments thereof, the persons named in the accompanying proxy card will vote in accordance with their discretion on such matters.

       UPON RECEIPT OF A WRITTEN REQUEST OF A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE MEETING, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS FORM 10-K ANNUAL REPORT AFTER IT IS FILED, ON OR BEFORE MARCH 31, 1997, WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST SHOULD BE DIRECTED TO FINANCIAL SERVICES DEPARTMENT, ATLANTIC ENERGY, INC., 6801 BLACK HORSE PIKE, EGG HARBOR TOWNSHIP, NEW JERSEY 08234-4130.

ATLANTIC
    ENERGY

1996 ANNUAL REPORT
TO SHAREHOLDERS

                                                                      APPENDIX A


                               Table of Contents

1996 Annual Report to Shareholders                                                  Page
-----------------------------                                                       ----

        Report of Management...................................................      A-1

        Report of the Audit Committee..........................................      A-2

        Independent Auditors' Report...........................................      A-3

        Consolidated Balance Sheet.............................................      A-4

        Consolidated Statement of Income.......................................      A-6

        Consolidated Statement of Cash Flows...................................      A-7

        Consolidated Statement of Changes in Common Shareholders' Equity.......      A-8

        Notes to Consolidated Financial Statements.............................      A-9

        Management's Discussion and Analysis of Financial Condition
            and Results of Operations..........................................     A-31

        Investor Information...................................................     A-41

        Selected Financial Data 1996-1992......................................     A-44

        Directors of Atlantic Energy, Inc......................................     A-45

        Officers of Atlantic Energy, Inc. and Subsidiaries.....................     A-46


                              ATLANTIC ENERGY, INC.

                              REPORT OF MANAGEMENT

       The management of Atlantic Energy, Inc. and its subsidiaries (the Company) is responsible for the preparation of the consolidated financial statements presented in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management made informed judgments and estimates, as necessary, relating to events and transactions reported.

       Management has established a system of internal accounting and financial controls and procedures designed to provide reasonable assurance as to the integrity and reliability of financial reporting. In any system of financial reporting controls, inherent limitations exist. Management continually examines the effectiveness and efficiency of this system, and actions are taken when opportunities for improvement are identified. Management believes that, as of December 31, 1996, the system of internal accounting and financial controls over financial reporting is effective. Management also recognizes its responsibility for fostering a strong ethical climate in which the Company's affairs are conducted according to the highest standards of corporate conduct. This responsibility is characterized and reflected in the Company's code of ethics and business conduct policy.

       The consolidated financial statements have been audited by Deloitte & Touche LLP, Certified Public Accountants. Deloitte & Touche LLP, provides objective, independent audits as to management's discharge of its responsibilities insofar as they relate to the fairness of the financial statements. Their audits are based on procedures believed by them to provide reasonable assurance that the financial statements are free of material misstatement.

       The Company's internal auditing function conducts audits and appraisals of the Company's operations. It evaluates the system of internal accounting, financial and operational controls and compliance with established procedures. Both the external auditors and the internal auditors periodically make recommendations concerning the Company's internal control structure to management and the Audit Committee of the Board of Directors. Management responds to such recommendations as appropriate in the circumstances. None of the recommendations made for the year ended December 31, 1996 represented significant deficiencies in the design or operation of the Company's internal control structure.

                                      /s/ J. L. Jacobs
                                      -----------------------------------------
                                      J. L. JACOBS
                                      Chairman and Chief Executive Officer


                                      /s/ M. J. Barron
                                      -----------------------------------------
                                      M. J. BARRON
                                      Vice President and Chief Financial Officer

February 7, 1997

                          REPORT OF THE AUDIT COMMITTEE

       The Audit Committee of the Board of Directors is comprised solely of independent directors. The members of the Committee are: Matthew Holden, Jr., Kathleen MacDonnell, Bernard J. Morgan and Harold J. Raveche. The Committee held 5 meetings during 1996.

       The Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Committee recommended to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent auditors, Deloitte & Touche LLP. The Committee discussed with the Company's internal auditors and Deloitte & Touche LLP, the overall scope of and specific plans for their respective activities concerning the Company. The Committee meets regularly with the internal and external auditors, without management present, to discuss the results of their activities, the adequacy of the Company's system of accounting, financial and operational controls and the overall quality of the Company's financial reporting. The meetings are designed to facilitate any private communication with the Committee desired by the internal and external auditors. No significant actions by the Committee were required during the year ended December 31, 1996 as a result of any communications conducted.



                                     /s/ Matthew Holden, Jr.
                                     ------------------------------------------
                                     MATTHEW HOLDEN, JR.
                                     Chairman, Audit Committee

February 7, 1997

Deloitte &
  Touche LLP
----------------
          [LOGO}

Deloitte & Touche LLP
Certified Public Accountants
Two Hilton Court
Parsippany, New Jersey 07054


                          INDEPENDENT AUDITORS' REPORT


To the Shareholders and the Board of Directors of Atlantic Energy, Inc.:

       We have audited the accompanying consolidated balance sheets of Atlantic Energy, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in common shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Atlantic Energy, Inc. and subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
February 7, 1997

                     ATLANTIC ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             (THOUSANDS OF DOLLARS)

                                     ASSETS

                                                            DECEMBER 31,
                                                    -------------------------
                                                       1996            1995
                                                    ---------       ---------
Electric Utility Plant:
In Service:
  Production....................................... $1,212,380      $1,187,169
  Transmission.....................................    373,358         366,242
  Distribution.....................................    731,272         691,830
  General..........................................    191,210         183,935
                                                     ---------       ---------
Total In Service...................................  2,508,220       2,429,176
Less Accumulated Depreciation......................    871,531         794,479
                                                     ---------       ---------
Utility Plant in Service-Net.......................  1,636,689       1,634,697
Construction Work in Progress......................    117,188         119,270
Land Held for Future Use...........................      5,604           6,941
Leased Property-Net................................     39,914          40,878
                                                     ---------       ---------
Electric Utility Plant-Net.........................  1,799,395       1,801,786
                                                     ---------       ---------
Investments and Nonutility Property:
Investment in Leveraged Leases.....................     79,687          78,959
Nuclear Decommissioning Trust Fund.................     71,120          61,802
Nonutility Property and Equipment-Net..............     46,147          22,743
Other Investments and Funds........................     53,550          52,780
                                                     ---------       ---------
Total Investments and Nonutility Property..........    250,504         216,284
                                                     ---------       ---------
Current Assets:
Cash and Temporary Investments.....................     15,278           5,691
Accounts Receivable:
  Utility Service..................................     64,432          66,099
  Miscellaneous....................................     32,547          17,477
  Allowance for Doubtful Accounts..................     (3,500)         (3,300)
Unbilled Revenues..................................     33,315          41,515
Fuel (at average cost).............................     29,682          25,459
Materials and Supplies (at average cost)...........     23,815          25,434
Working Funds......................................     15,517          14,421
Deferred Energy Costs..............................     33,529          31,434
Prepaid Excise Tax.................................      7,125          10,753
Other..............................................     11,354          13,339
                                                     ---------       ---------
Total Current Assets...............................    263,094         248,322
                                                     ---------       ---------
Deferred Debits:
Unrecovered Purchased Power Costs..................     83,400          99,817
Recoverable Future Federal Income Taxes............     85,858          85,858
Unrecovered State Excise Taxes.....................     54,714          64,274
Unamortized Debt Costs.............................     44,423          39,004
Other Regulatory Assets............................     59,575          54,568
License Fees.......................................     17,733             --
Other..............................................     12,066           7,975
                                                     ---------       ---------
Total Deferred Debits..............................    357,769         351,496
                                                     ---------       ---------
Total Assets....................................... $2,670,762      $2,617,888
                                                     =========       =========

                The accompanying Notes to Consolidated Financial
              Statements are an integral part of these statements.

                     ATLANTIC ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             (THOUSANDS OF DOLLARS)


                         LIABILITIES AND CAPITALIZATION

                                                                         DECEMBER 31,
                                                               ------------------------------
                                                                 1996                 1995
                                                               ---------            ---------
Capitalization:
Common Shareholders' Equity:
Common  Stock,  no  par  value;   75,000,000  shares
  authorized;   issued  and   outstanding:
  1996--52,502,479 ; 1995--52,531,878.......................   $ 562,746             $ 563,436
Retained Earnings...........................................     227,630               249,741
Unearned Compensation.......................................      (2,982)               (3,008)
                                                              ----------            ----------
Total Common Shareholders' Equity...........................     787,394               810,169
Preferred Securities of Atlantic Electric:
  Not Subject to Mandatory Redemption.......................      30,000                40,000
  Subject to Mandatory Redemption...........................      43,950               114,750
  Cumulative Quarterly Income Preferred Securities..........      70,000                   --
Long Term Debt..............................................     829,745               829,856
                                                              ----------            ----------
Total Capitalization (excluding current portion)............   1,761,089             1,794,775
                                                              ----------            ----------
Current Liabilities:
Preferred Stock Redemption Requirement......................      10,000                22,250
Capital Lease Obligation-Current Portion....................         702                   659
Long Term Debt-Current Portion..............................      98,250                65,247
Short Term Debt.............................................      64,950                30,545
Accounts Payable............................................      66,508                60,858
Taxes Accrued...............................................       7,504                 3,450
Interest Accrued............................................      20,241                20,315
Dividends Declared..........................................      21,701                23,490
Deferred Income Taxes.......................................       3,190                 2,569
Provision for Rate Refunds..................................      13,000                   --
Other.......................................................      24,696                27,383
                                                              ----------            ----------
Total Current Liabilities...................................     330,742               256,766
                                                              ----------            ----------
Deferred Credits and Other Liabilities:
Deferred Income Taxes.......................................     434,108               425,875
Deferred Investment Tax Credits.............................      46,577                49,112
Capital Lease Obligations...................................      39,212                40,227
Other.......................................................      59,034                51,133
                                                              ----------            ----------
Total Deferred Credits and Other Liabilities................     578,931               566,347
                                                              ----------            ----------

Commitments and Contingencies (Note 10)

Total Liabilities and Capitalization........................  $2,670,762            $2,617,888
                                                              ==========            ==========


                The accompanying Notes to Consolidated Financial
              Statements are an integral part of these statements.

                     ATLANTIC ENERGY, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)



                                             FOR THE YEARS ENDED DECEMBER 31,
                                           -----------------------------------
                                              1996         1995         1994
                                           ---------    ---------    ---------
Operating Revenues-Electric ............   $ 980,255    $ 953,137    $ 913,039
                                           ---------    ---------    ---------
Operating Expenses:
Energy .................................     223,091      191,766      210,891
Purchased Capacity .....................     195,699      190,570      130,929
Operations .............................     156,799      152,060      156,409
Employee Separation Costs ..............        --           --         26,600
Maintenance ............................      44,418       34,379       37,568
Depreciation and Amortization ..........      80,845       78,461       73,344
State Excise Taxes .....................     104,815      102,811       97,072
Federal Income Taxes ...................      32,272       45,876       33,264
Other Taxes ............................       9,888        8,677       10,757
                                           ---------    ---------    ---------
Total Operating Expenses ...............     847,827      804,600      776,834
                                           ---------    ---------    ---------
Operating Income .......................     132,428      148,537      136,205
                                           ---------    ---------    ---------
Other Income and Expense:
Allowance for Equity Funds Used
  During Construction ..................         879          817        3,634
Other-Net ..............................         663        8,241        8,678
                                           ---------    ---------    ---------
Total Other Income and Expense .........       1,542        9,058       12,312
                                           ---------    ---------    ---------
Income Before Interest Charges .........     133,970      157,595      148,517
                                           ---------    ---------    ---------
Interest Charges:
Interest on Long Term Debt .............      60,029       60,329       57,346
Other Interest Expense .................       4,818        2,550        1,114
                                           ---------    ---------    ---------
Total Interest Charges .................      64,847       62,879       58,460
Allowance for Borrowed Funds
  Used During Construction .............        (976)      (1,679)      (2,772)
                                           ---------    ---------    ---------
Net Interest Charges ...................      63,871       61,200       55,688
                                           ---------    ---------    ---------
Less Preferred Securities Dividend
  Requirements of Subsidiary ...........      11,332       14,627       16,716
                                           ---------    ---------    ---------
Net Income .............................   $  58,767    $  81,768    $  76,113
                                           =========    =========    =========
Average Number of Shares of Common
Stock Outstanding(in thousands) ........      52,702       52,815       54,149
                                           =========    =========    =========
Per Common Share:
Earnings ...............................   $    1.12    $    1.55    $    1.41
                                           =========    =========    =========
Dividends Declared .....................   $    1.54    $    1.54    $    1.54
                                           =========    =========    =========
Dividends Paid .........................   $    1.54    $    1.54    $    1.54
                                           =========    =========    =========

                The accompanying Notes to Consolidated Financial
              Statements are an integral part of these statements.

                     ATLANTIC ENERGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                        -----------------------------------
                                                           1996         1995         1994
                                                        ---------    ---------    ---------
Cash Flows Of Operating Activities:
Net Income ..........................................   $  58,767    $  81,768    $  76,113
Unrecovered Purchased Power Costs ...................      16,417       15,721       14,920
Deferred Energy Costs ...............................      (2,095)     (20,435)      (3,819)
Preferred Securities Dividend of ACE ................      11,332       14,627       16,716
Depreciation and Amortization .......................      80,845       78,461       73,344
Deferred Income Taxes-Net ...........................       6,192       25,946       17,863
Unrecovered State Excise Taxes ......................       9,560        9,560      (40,128)
Employee Separation Costs ...........................      (7,179)     (19,112)      26,600
Net Changes Working Capital Components:
  Accounts Receivable&Unbilled Revenues .............      (5,004)     (24,400)       1,840
  Accounts Payable ..................................       5,651       (5,222)       2,233
  Inventory .........................................      (2,602)       4,960      (12,988)
  Other .............................................      26,372      (18,406)     (12,557)
Other-Net ...........................................      (3,772)       4,893       (2,457)
                                                        ---------    ---------    ---------
Net Cash Provided by Operating Activities ...........     194,484      148,361      157,680
                                                        ---------    ---------    ---------
Cash Flows Of Investing Activities:
Utility Construction Expenditures ...................     (86,805)    (100,904)    (119,961)
Leased Nuclear Fuel Material ........................      (6,833)     (10,446)     (10,713)
Nonutility Construction Expenditures ................     (25,451)      (5,226)      (6,807)
Other-Net ...........................................     (14,783)     (23,794)     (10,893)
                                                        ---------    ---------    ---------
Net Cash Used by Investing Activities ...............    (133,872)    (140,370)    (148,374)
                                                        ---------    ---------    ---------
Cash Flows Of Financing Activities:
Proceeds from Long Term Debt ........................      45,075      168,904       54,572
Retirement/Maturity of Long Term Debt ...............     (12,266)     (57,489)     (42,664)
Issuance of Cumulative Quarterly Income
  Preferred Securities ..............................      70,000         --           --
Increase in Short Term Debt .........................      34,405       21,945        8,600
Proceeds from Common Stock Issued ...................        --           --         10,289
Repurchase of Common Stock ..........................        --        (29,626)      (3,909)
Redemption of Preferred Stock-ACE ...................     (98,876)     (24,500)     (24,500)
Dividends Declared-ACE Preferred Securities .........     (11,332)     (14,627)     (16,716)
Dividends Declared on Common Stock ..................     (81,163)     (81,088)     (75,829)
Proceeds-Capital Lease Obligations ..................       6,833       10,466       10,734
Other-Net ...........................................      (3,701)      (1,399)       1,596
                                                        ---------    ---------    ---------
Net Cash Used by Financing Activities ...............     (51,025)      (7,414)     (77,827)
                                                        ---------    ---------    ---------
Net Increase (Decrease) in Cash and
  Temporary Investments .............................       9,587          577      (68,521)
Cash and Temporary Investments:
  Beginning of year .................................       5,691        5,114       73,635
                                                        ---------    ---------    ---------
  End of year .......................................   $  15,278    $   5,691    $   5,114
                                                        =========    =========    =========
Supplemental Schedule of Payments:
Interest ............................................   $  68,551    $  61,160    $  62,855
Income taxes ........................................   $  28,101    $  30,769    $  23,374
Noncash Financing Activities:
Common Stock (forfeited) issued
  under stock plans-net .............................   $    --      $     120    $   7,652

                The accompanying Notes to Consolidated Financial
              Statements are an integral part of these statements.

                     ATLANTIC ENERGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CHANGES IN
                           COMMON SHAREHOLDERS' EQUITY
                    (THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                                   COMMON            RETAINED             UNEARNED
                                             SHARES                STOCK             EARNINGS           COMPENSATION
                                            ---------            --------            --------           ----------
Balance, December 31, 1993...............    53,506,786          $ 579,443           $ 256,549          $    --
Net Income...............................                                               76,113
Dividends on Common Stock................                                              (83,481)
Common Stock Issued
  Equity Incentive Plan..................       175,712              3,686                                (3,170)
  Dividend Reinvestment Plan.............       699,493             14,272
  ACE Plan...............................        (5,046)              (111)
  Common Stock Expenses..................                               94
Reacquired Shares........................      (221,700)            (3,909)
                                             ----------          ---------           ---------          --------
Balance, December 31, 1994...............    54,155,245            593,475             249,181            (3,170)
                                             ----------          ---------           ---------          --------
Net Income...............................                                               81,768
Dividends on Common Stock................                                              (81,208)
Common Stock Issued
  Equity Incentive Plan..................         9,234               (144)                                  162
  ACE Plan...............................        (7,601)              (163)
  Common Stock Expenses..................                             (106)
Reacquired Shares........................    (1,625,000)           (29,626)
                                             ----------          ---------           ---------          --------
Balance, December 31, 1995...............    52,531,878            563,436             249,741            (3,008)
                                             ----------          ---------           ---------          --------
Net Income...............................                                               58,767
Dividends on Common Stock................                                              (81,163)
Common Stock Issued
  Equity Incentive Plan..................          (555)               (29)                285                26
  ACE Plan...............................       (28,844)              (567)
  Common Stock Expenses..................                              (94)
                                             ----------          ---------           ---------          --------
Balance, December 31, 1996...............    52,502,479          $ 562,746           $ 227,630          $ (2,982)
                                             ==========          =========           =========          ========

                The accompanying Notes to Consolidated Financial
              Statements are an integral part of these statements.

                     ATLANTIC ENERGY, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

       Organization--Atlantic Energy, Inc. (the Company, AEI or parent) is the parent of Atlantic City Electric Company (ACE), Atlantic Energy Enterprises, Inc. (AEE) and Atlantic Energy International, Inc. (AEII), which are wholly-owned subsidiaries. ACE is a public utility primarily engaged in the generation, transmission, distribution and sale of electric energy. ACE's service territory encompasses approximately 2,700 square miles within the southern one-third of New Jersey with the majority of customers being residential and commercial. ACE, with its wholly-owned subsidiary that operates certain generating facilities, is the principal subsidiary within the consolidated group. AEE is a holding company which is responsible for the management of the investments in the nonutility companies consisting of:
Atlantic Generation, Inc. (AGI), Atlantic Southern Properties, Inc. (ASP), ATE Investment, Inc. (ATE), Atlantic Thermal Systems, Inc. (ATS), CoastalComm, Inc.
(CCI) and Atlantic Energy Technology, Inc. (AET). AGI and its wholly-owned subsidiaries are engaged in the development, acquisition, ownership and operation of cogeneration power projects. AGI's activities, through its subsidiaries, are represented by partnership interests in cogeneration facilities located in New Jersey and New York. ASP owns and manages a commercial office and warehouse facility located in Atlantic County, New Jersey. ATE provides financing management and financing to affiliates and manages a portfolio of investments in leveraged leases for equipment used in the airline and shipping industries. In August 1996, ATE joined with an unaffiliated company to create EnerTech Capital Partners, L.P., an equity limited partnership that will invest in a variety of energy-related technology growth companies. ATS and its wholly-owned subsidiaries are engaged in the development and operation of thermal heating and cooling systems. CCI manages an investment in telecommunication technology. AEE also has a 50% equity interest in Enerval, LLC which provides energy management services, including natural gas supply, transportation and marketing. In July 1996, AEI formed a new subsidiary, AEII, to provide utility consulting services and equipment sales to international markets.

       Pending Merger--On August 12, 1996, the Boards of Directors of AEI and Delmarva Power & Light Company (DP&L) jointly announced an agreement to merge the companies into a new company named Conectiv, Inc. (Conectiv). Conectiv, a newly formed Delaware corporation, will become the parent of Atlantic Energy's subsidiaries and the parent of DP&L and its subsidiaries.

       DP&L is predominately a public utility engaged in electric and gas service. DP&L provides retail and wholesale electric service to customers located in about a 6,000 square mile territory located in Delaware, eastern shore counties in Maryland and the eastern shore area of Virginia. DP&L provides gas service to retail and transportation customers in an area consisting of about 275 square miles in Northern Delaware, including the City of Wilmington.

       The merger is to be a tax-free, stock-for-stock transaction accounted for as a purchase by Conectiv. Under the terms of the agreement, DP&L shareholders will receive one share of Conectiv's common stock for each share of DP&L common stock held. AEI shareholders will receive 0.75 shares of Conectiv's common stock and 0.125 shares of Conectiv's Class A common stock for each share of AEI common stock held. On January 30, 1997, the merger was approved by the shareholders of both companies. In order for the merger to become effective, approvals are still needed from a number of Federal and state regulatory agencies. The Company expects the regulatory approval process to be completed in late 1997 or early 1998.

       The total consideration to be paid to the Company's common stockholders, measured by the average daily closing market price of the Company's common stock for the ten trading days following public announcement of the merger, is $948.6 million. The consideration paid plus estimated acquisition costs and liabilities assumed in connection with the merger are expected to exceed the net book value of the Company's net assets by approximately $204.5 million, which will be recorded as goodwill by Conectiv. The goodwill will be amortized over 40 years.

       Selected information on each company at December 31, 1996 and the year then ended is shown below (in thousands, except for number of customers):

                                                    AEI                 DP&L
                                                ---------            ---------
       Operating Revenues...................   $  980,255           $1,094,961
       Net Income...........................   $   58,767           $  116,187
       Assets...............................   $2,670,762           $2,979,153
       Electric Customers...................      477,611              442,116
       Gas Customers........................          --               100,904

       Combination of the above amounts would not necessarily be reflective of the amounts that would result from a consolidation of the companies.

       Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. ACE and AEE consolidate their respective subsidiaries. Ownership interests in other entities, between 20% and 50%, where control is not evident, are accounted for using the equity method of accounting. Certain prior year amounts have been reclassified to conform to the current year reporting of these items.

       Regulation -- ACE--The accounting policies and rates of service for ACE are subject to the regulations of the New Jersey Board of Public Utilities (BPU) and in certain respects to the Federal Energy Regulatory Commission (FERC). ACE follows generally accepted accounting principles (GAAP) and financial reporting requirements employed by all industries as specified by the Financial Accounting Standards Board (FASB) and the Securities and Exchange Commission (SEC). However, accounting for rate regulated industries may depart from GAAP as permitted by Statement of Financial Accounting Standards No. 71 (SFAS No. 71). SFAS No. 71 provides guidance on circumstances where the economic effect of a regulator's decision warrants different applications of GAAP as a result of the rate making process. In setting rates, a regulator may provide recovery of an incurred cost in a year or years other than the year the cost was incurred. As permitted by SFAS No. 71, costs ordered by a regulator to be deferred or capitalized for future recovery are recorded as a regulatory asset because the regulator's rate action provides reasonable assurance of future economic benefits attributable to these costs. In a non-rate regulated industry, such costs are charged to expense in the year incurred. SFAS No. 71 further specifies that a regulatory liability is recorded when a regulator orders a refund to customers of revenues previously collected, or when existing rates provide for recovery of future costs not yet incurred. Such treatment is not afforded to non-rate regulated companies. When collection of regulatory assets or relief of regulatory liabilities is no longer probable, the assets and liabilities are applied to income in the year that the assessment is made. Specific regulatory assets and liabilities that have been recorded are discussed in Note 11.

       Electric Operating Revenues -- ACE--Revenues are recognized when electric energy services are rendered, and include estimates for amounts unbilled at the end of the year for energy used by customers subsequent to the last bill rendered for the calendar year.

       Nuclear Fuel -- ACE--Fuel costs associated with ACE's participation in jointly-owned nuclear generating stations, including spent nuclear fuel disposal costs, are charged to Energy expense based on the units of thermal energy produced.

       Electric Utility Plant and Depreciation -- ACE--Property is stated at original cost. Generally, Utility Plant is subject to a first mortgage lien. The cost of property additions, including replacement of units of property and betterments, are capitalized. Included in certain property additions is an Allowance for Funds Used During Construction (AFDC), which is defined in the applicable regulatory system of accounts as the cost, during the period of construction, of borrowed funds used for construction purposes and a reasonable rate on other funds when so used. AFDC has been calculated using a semi-annually compounded rate of 8.25% for all periods. ACE provides for straight-line depreciation based on: transmission and distribution property -- estimated remaining life; nuclear property -- remaining life of the related plant operating license in existence at the time of the last base rate case; other depreciable property -- estimated average service life. The overall composite rate of depreciation was 3.3% for the last three years. Accumulated depreciation is charged with the cost of depreciable property retired together with removal costs less salvage and other recoveries.

       Nonutility Property and Equipment--Nonutility Property and Equipment includes project development costs and construction work in progress, including capitalized interest, related to the development and construction of thermal heating and cooling systems of ATS. Capitalized interest related to Nonutility expenditures was not material to the financial results of the Company.

       ASP's commercial site, including the cost of improvements and certain preacquisition costs is stated at fair market value. In 1996 and 1994, management of the Company authorized write-downs of $1.2 million and $2.6 million, respectively, of the carrying value of this commercial site reflecting diminished value due to excess vacancy and the decline in the local commercial real estate market.

       Nuclear Plant Decommissioning Reserve -- ACE--A reserve for decommissioning costs is presented as a component of accumulated depreciation and amounted to $70.2 million and $60.9 million at December 31, 1996 and 1995, respectively.

       The SEC has questioned certain accounting practices employed by the electric utility industry concerning decommissioning costs for nuclear generating facilities. In 1996, the FASB issued a Proposed Statement of Financial Accounting Standard "Accounting for Certain Liabilities Related to Closure or Removal of Long-lived Assets" which would establish accounting standards for certain obligations that are incurred for the closure and removal of long-lived assets. Under the proposed statement, which includes decommissioning costs for nuclear generating facilities, a regulated utility would recognize a regulatory asset or liability for differences, if any, in the timing of recognition of the costs of closure and removal of assets for financial reporting purposes and rate making treatment. To date, the FASB has not issued a final accounting standard.

       Deferred Energy Costs -- ACE--As approved by the BPU, ACE has a Levelized Energy Clause (LEC) through which energy and energy-related costs (energy costs) are charged to customers. LEC rates are based on projected energy costs and prior period underrecoveries or overrecoveries. Generally, energy costs are recovered through levelized rates over the period of projection, which is usually a 12-month period. In any period, the actual amount of LEC revenues recovered from customers may be greater or less than the recoverable amount of energy costs incurred in that period. Energy expense is adjusted to match the associated LEC revenues. Any underrecovery (an asset representing energy costs incurred that are to be collected from customers) or overrecovery (a liability representing previously collected energy costs to be returned to customers) of costs is deferred on the Consolidated Balance Sheet as Deferred Energy Costs. These deferrals are recognized in the Consolidated Statement of Income as Energy expense during the period in which they are subsequently included in the LEC.

       Income Taxes--Deferred Federal and state income taxes are provided on all significant temporary differences between book bases and tax bases of assets and liabilities, transactions that reflect taxable income in a year different than book income and tax carryforwards. Investment tax credits previously used for income tax purposes have been deferred on the Consolidated Balance Sheet and are recognized in book income over the life of the related property. The Company and its subsidiaries file a consolidated Federal income tax return. Income taxes are allocated to each of the companies within the consolidated group based on the separate return method.

       Cash & Temporary Investments--AEI and ACE consider all highly liquid investments and debt securities purchased with a maturity of three months or less to be cash equivalents.

       Earnings Per Common Share--This is computed based upon the weighted average number of common shares outstanding during the year. Common stock equivalents exist but are not included in the computation of earnings per share because they are currently antidilutive.

       Use of Estimates--The preparation of financial statements in conformity with GAAP requires management at times to make certain judgments, estimates and assumptions that affect amounts and matters reported at the year end dates and for the annual periods presented. Actual results could differ from those estimates. Any change in the judgments, estimates and assumptions used, which in management's opinion would have a significant effect on the financial statements, will be reported when management becomes aware of such changes.

       Other--Debt premium, discount and expense of ACE are amortized over the life of the related debt. Premiums associated with the 1996 Preferred Stock redemptions are being deferred and amortized over the life of the related Cumulative Quarterly Income Preferred Securities in accordance with BPU approval.

       In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. On January 1, 1996, the Company adopted SFAS No. 121 and there was no material impact on its results of operations.

       The FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), effective January 1, 1996. This statement encourages a fair value method to account for stock-based compensation, as an alternative to the intrinsic value currently permitted by Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees". The Company is continuing to use the intrinsic value method presented by APB No. 25 to record compensation expense. See Note 4.


NOTE 2.  INCOME TAXES

     The components of Federal income tax expense for the years ended December 31 are as follows:


        (000)                                         1996         1995         1994
                                                    --------     --------     --------
        Current .................................   $ 27,061     $ 20,483     $ 19,729
        Deferred ................................      6,587       25,993       17,414
        Investment Tax Credits Recognized
          on Leveraged Leases ...................        (78)         (28)        --
                                                    --------     --------     --------
        Total Federal Income Tax Expense              33,570       46,448       37,143
        Less Amounts in Other Income ............      1,298          572        3,879
                                                    --------     --------     --------
        Federal Income Taxes in
          Operating Expenses ....................   $ 32,272     $ 45,876     $ 33,264
                                                    ========     ========     ========

     A reconciliation of the expected Federal income taxes compared to the reported Federal income tax expense computed by applying the statutory rate for the years ended December 31 follows:

        (000)                                         1996         1995         1994
                                                    --------     --------     --------
        Statutory Federal Income Tax Rate .......         35%          35%          35%
        Income Tax Computed at the
          Statutory Rate ........................   $ 36,058     $ 49,995     $ 45,490
        Plant Basis Differences .................      3,096        1,307          (27)
        Amortization of Investment Tax Credits ..     (2,612)      (2,562)      (2,534)
        Tax Adjustments .........................        (68)        (897)      (4,097)
        Other-Net ...............................     (2,904)      (1,395)      (1,689)
                                                    --------     --------     --------
        Total Federal Income Tax Expense ........   $ 33,570     $ 46,448     $ 37,143
                                                    ========     ========     ========
        Effective Federal Income Tax Rate .......         33%          33%          29%

     State income tax expense is not significant.

     Items comprising deferred tax balances as of December 31 are as follows:

        (000)                                            1996                1995
                                                       --------            --------
        Deferred Tax Liabilities:
        Plant Basis Differences..................      $ 326,673           $ 316,834
        Leveraged Leases.........................         76,671              71,180
        Unrecovered Purchased Power Costs........         22,630              28,209
        State Excise Taxes.......................         20,141              22,527
        Other....................................         33,192              32,825
                                                       ---------           ---------
          Total Deferred Tax Liabilities.........        479,307             471,575
                                                       ---------           ---------
        Deferred Tax Assets:
        Deferred Investment Tax Credits..........         25,143              26,511
        Employee Separation Costs................            526               2,621
        Other....................................         16,340              13,999
                                                       ---------           ---------
          Total Deferred Tax Assets..............         42,009              43,131
                                                       ---------           ---------
        Total Deferred Taxes--Net................      $ 437,298           $ 428,444
                                                       =========           =========

       At December 31, 1996 and 1995, deferred tax assets exist for cumulative state income tax net operating loss (NOL's) carryforwards. Valuation allowances of virtually the same amounts have been recorded. The effects of the state NOL's and associated valuation allowances are not material to consolidated results of operations and financial position. At December 31, 1996 unexpired state NOL's amount to approximately $72 million, with expiration dates from 1997 through 2003.

       As of December 31, 1996, AEI used the balance of its Federal Alternative Minimum Tax credit. This credit was included in the tax effects of the ATE leveraged leases.


NOTE 3.  RATE MATTERS OF ACE

ENERGY CLAUSE PROCEEDINGS

                    CHANGES IN LEVELIZED ENERGY CLAUSE RATES
                                  1994 -- 1996

                            AMOUNT               AMOUNT
        DATE               REQUESTED             GRANTED               DATE
        FILED             (MILLIONS)           (MILLIONS)            EFFECTIVE
        ----                -------              -------              ------
       2/94                   $63.0                $55.0                7/94
       4/95                    37.0                 37.0                7/95
       3/96                    49.7                 27.6                7/96

       ACE's LEC is subject to annual review by the BPU.

       In February 1994, ACE filed a petition with the BPU requesting an increase in LEC revenues of $63 million for the period June 1, 1994 through May 31, 1995. This filing introduced the Southern New Jersey Economic Initiative (SNJEI), an ACE initiative designed to phase in the impact of nonutility purchased power contracts by forgoing the recovery of $28 million in energy costs incurred during the 1994/1995 LEC period. In November 1994, the BPU approved the continuation of a provisional LEC rate increase of $55 million that had been in effect since July 1994.

       In April 1995, ACE filed a petition with the BPU requesting a $37 million increase in LEC revenues for the period June 1, 1995 through May 31, 1996. ACE reduced the amount requested by $10 million under the SNJEI. ACE also reduced the request by $20.6 million for deferral, without carrying costs, to be recovered in the next LEC period. In March 1996, the BPU approved the continuance of the provisional increase of $37 million that had been in effect since July 1995.

       On March 29, 1996, ACE submitted to the BPU a request for a $49.7 million increase in annual LEC revenues effective June 1, 1996. The request included the recovery of $20.6 million of LEC costs previously deferred from the 1995 LEC request as well as a proposal to defer $14.7 million of 1996/1997 LEC costs, to be recovered without carrying costs in the next LEC period. A stipulation was reached among ACE, the New Jersey Division of the Ratepayer Advocate (Ratepayer Advocate) and the Staff of the BPU (collectively the parties) and approved by the BPU on July 17, 1996, allowing ACE to implement provisional rates resulting in an increase of annual LEC revenues of $27.6 million. The stipulation provided for hearings to decide the following LEC rate issues: recovery of $27.8 million for the estimated replacement power costs related to the Salem Nuclear Generating Station (Salem) Unit 1 and 2 outages; $1.7 million in deferred replacement power costs associated with a 1994 Salem Unit 1 outage and $1.7 million in New Jersey emission fees. The provisional LEC rates also included the deferral of $6.4 million in 1996/97 LEC costs to be recovered without carrying costs in the next LEC period. On December 19 and December 31, 1996, the BPU issued Orders approving two stipulations reached on October 22, 1996 among the parties settling certain issues concerning the LEC petition. The issue of the $1.7 million in emission fees remains unresolved. See Other Rate Proceedings below and Note 10 for information relating to the return to service of Salem Station.

       ACE filed a petition with the BPU on February 28, 1997 for a request of $20 million for the 1997/1998 LEC period.


OTHER RATE PROCEEDINGS

       The Ratepayer Advocate has previously alleged that ACE, along with other New Jersey electric utility companies, were recovering cogeneration capacity costs concurrently in base rates and LEC rates. ACE and other New Jersey electric utilities have entered into separate stipulations of settlement with respect to this matter. ACE's stipulation of settlement specifies that ACE would provide credits to customers totaling $1.0 million during the months of January and February 1997 based on customers usage between January 1, 1996 and October 31, 1996. All issues raised previously with regard to alleged overrecovery of nonutility capacity costs are deemed closed and resolved.

       By an Order dated March 14, 1996 the BPU initiated an investigation of the ongoing outage at Salem. ACE has a 7.41% ownership in Salem which is operated by Public Service Electric and Gas Company (PS). By its Order, the BPU declared the base rates associated with ACE's ownership in Salem Unit 1 interim and subject to refund pending a hearing as to whether Salem Unit 1 is currently used and useful. The BPU, in an Order dated June 26, 1996, also declared the base rates associated with ACE's ownership in Salem Unit 2 interim and subject to refund. The BPU voted on July 31, 1996 to include Unit 2 in the hearings originally scheduled for October 1996 to determine if both units were still considered used and useful. On December 31, 1996, the BPU issued an Order approving a stipulation of settlement among the parties relating to the ongoing outage of the Salem Station. Under the terms of the stipulation, ACE provided credits to customers totaling $12.0 million. The credits were made during January and February 1997 and were based on customer usage between January 1, 1996 and October 31, 1996. The stipulation also provided that replacement power costs incurred, up to the agreed upon return-to-service dates (June 30, 1997 for Unit 1 and December 31, 1996 for Unit 2) will be recoverable in the next annual LEC revenue proceeding. Should either unit not return to service by its agreed upon return-to-service date, replacement power costs incurred after such dates will not be recoverable by ACE. In addition, the stipulation provided that the performance of the Salem Units will not be included in the calculation of the BPU Nuclear Performance Standard from the period each unit was taken out of service to each unit's respective return-to-service date. As such, ACE was not subject to a penalty or reward under the Nuclear Performance Standard for 1995 or 1996.

       Net income reflects a net charge of $7.6 million, net of tax, ACE recorded in 1996 as a result of the stipulations regarding the Provision for Rate Refund discussed above. The net charge consists of a $13 million reduction in revenues, a reduction of $1.3 million in operations expense for amounts previously recorded for the nuclear performance penalty and a Federal income tax benefit of $4.1 million.

       On January 8, 1997, the BPU approved a stipulation related to its generic proceeding for methods of implementing FASB Statement of Financial Accounting Standard No. 106 -- "Employers' Accounting for Post-retirement Benefits Other Than Pensions" (SFAS No. 106). SFAS No. 106 required publicly held companies to change from the practice of accounting for post-retirement benefits such as medical benefits, hospitalization and life insurance (OPEB), on a pay-as-you-go basis to an accrual basis of accounting. For the transition, SFAS No. 106 required that companies recognize an obligation composed of the present value of OPEB obligations for retirees and current employees incurred as of the date of adoption. SFAS No. 71 allowed the recognition of a regulatory asset relating to costs for which rate recovery has been deferred. By an Order dated August 1, 1996 the BPU initiated a generic proceeding to inquire into methods of implementing recovery of SFAS No. 106 expenses through utility rates. Under the terms of a stipulation, ACE will file a petition requesting ratemaking treatment of OPEB expenses in the second quarter of 1997. See Notes 4 and 11 for further information regarding OPEB expenses and the corresponding regulatory asset.


NOTE 4.  BENEFITS

RETIREMENT BENEFITS -- ACE

    Pension

       ACE has a noncontributory defined benefit pension plan covering substantially all of its employees and those of its wholly-owned subsidiary. Benefits are based on an employee's years of service and average final pay. ACE's policy is to fund pension costs within the guidelines of the minimum required by the Employee Retirement Income Security Act and the maximum allowable as a tax deduction.

       Net periodic pension costs include:

            (000)                                             1996                1995                1994
                                                             -------             -------             -------
            Service cost-benefits earned
              during the period........................        $ 6,870             $ 6,363             $ 6,871
            Interest cost on projected benefit
              obligation...............................         14,569              14,794              15,390
            Actual return on plan assets...............        (36,443)            (44,067)               (860)
            Other-net..................................         19,123              28,379             (16,885)
                                                               -------             -------             -------
            Net periodic pension costs.................        $ 4,119             $ 5,469             $ 4,516
                                                               =======             =======             =======

       Of these costs, $3.0 million annually was charged to operating expense in 1996, 1995 and 1994. The remaining costs, which are associated with construction labor, were charged to the cost of new utility plant. Actual return on plan assets and Other-net for 1996 and 1995 primarily reflect the favorable market conditions from the investment of plan assets and expected returns compared with unfavorable market conditions in 1994.

       A reconciliation of the funded status of the plan as of December 31 is as follows:

            (000)                                                 1996                1995
                                                                --------            --------
            Fair value of plan assets.........................    $236,000            $212,000
            Projected benefit obligation......................     207,340             213,470
                                                                  --------            --------
            Plan assets in excess of (less
              than) projected benefit obligation..............      28,660              (1,470)
            Unrecognized net transition asset.................      (1,377)             (1,550)
            Unrecognized prior service cost...................         259                 282
            Unrecognized net (gain) loss......................     (18,958)             10,006
                                                                  --------            --------
            Prepaid pension cost..............................    $  8,584            $  7,268
                                                                  ========            ========
            Accumulated benefit obligation:
              Vested benefits.................................    $170,751            $169,044
              Nonvested benefits..............................       2,023               3,413
                                                                  --------            --------
                      Total...................................    $172,774            $172,457
                                                                  ========            ========

       At December 31, 1996, approximately 66% of plan assets were invested in equity securities, 25% in fixed income securities and 9% in other investments. The assumed rates used in determining the actuarial present value of the projected benefit obligation at December 31 were as follows:

                                                       1996      1995      1994
                                                       ----      ----      ----
            Weighted average discount................  7.5%      7.0%      8.0%
            Anticipated increase in compensation.....  3.5%      3.5%      3.5%
            Assumed long term rate of return.........  8.5%      8.5%      8.5%

OTHER POSTRETIREMENT BENEFITS

       ACE and its subsidiary provide certain health care and life insurance benefits for retired employees and their eligible dependents. Substantially all employees may become eligible for these benefits if they reach retirement age while working for the companies. Benefits are provided through insurance companies and other plan providers whose premiums and related plan costs are based on the benefits paid during the year. ACE has a tax-qualified trust to fund these benefits.

       Net periodic other postretirement benefit costs include:

            (000)                                                 1996               1995                1994
                                                                -------             -------             -------
            Service cost-benefits attributed to
              service during the period......................   $ 2,688             $ 2,891             $ 3,817
            Interest cost on accumulated
              postretirement benefits obligation.............     7,482               8,107               8,450
            Actual return on plan assets.....................      (771)             (1,437)                100
            Amortization of unrecognized
              transition obligation..........................     2,768               3,893               3,893
            Other-net........................................       215                 404                (700)
                                                               --------            --------            --------
            Net periodic other postretirement
              costs..........................................  $ 12,382            $ 13,858            $ 15,560
                                                               ========            ========            ========

       These costs were allocated as follows:

            (MILLIONS)                                1996      1995      1994
                                                      ----      ----      ----
            Operating expense......................    $3.6      $3.1      $3.8
            New utility plant-associated with
              construction labor...................     2.4       2.5       2.0
            Regulatory asset.......................     6.4       8.3       9.8

       The regulatory asset represents the amount of annual costs in excess of the amount of cost currently recovered in rates. These excess costs are deferred as authorized by an accounting order of the BPU pending future recovery through rates. See Note 3 for additional information.

       A reconciliation of the funded status of the plan as of December 31 is as follows:

            (000)                                                                  1996                1995
                                                                                 --------            --------
            Accumulated benefits obligation:
            Retirees......................................................        $ 63,095            $ 64,516
            Fully eligible active plan participants.......................           4,038               6,954
            Other active plan participants................................          39,972              33,649
                                                                                  --------            --------
            Total accumulated benefits obligation.........................         107,105             105,119
            Less fair value of plan assets................................          18,000              16,500
                                                                                  --------            --------
            Accumulated benefits obligation in excess of plan assets......          89,105              88,619
            Unrecognized net loss.........................................         (12,207)            (15,335)
            Unamortized unrecognized transition obligation................         (44,289)            (47,057)
                                                                                  --------            --------
            Accrued other postretirement benefits cost obligation.........        $ 32,609            $ 26,227
                                                                                  ========            ========

       At December 31, 1996, approximately 75% of plan assets were invested in fixed income securities and 25% in other investments.

       The assumed health care costs trend rate for 1997 is 8% and is assumed to evenly decline to an ultimate constant rate of 5% in the year 2001 and thereafter. If the assumed health care costs trend rate was increased by 1% in each future year, the aggregate service and interest costs of the 1996 net periodic benefits cost would increase by $1.3 million, and the accumulated postretirement benefits obligation at December 31, 1996 would increase by $10.8 million. The weighted average discount rate assumed in determining the accumulated benefits obligation was 7.5%, 7% and 7.5% for 1996, 1995 and 1994, respectively. The assumed long term return rate on plan assets was 7% for each of the three year periods.


OTHER

    Savings and Investment Plans A and B 401(K)

       ACE has two 401(k) plans for union and non-union employees that match plan contributions up to 6% of a participating employee's base pay. The rate at which Company contributions are made is 50%. All full and part-time employees are eligible to participate. The cost of the plans for 1996, 1995 and 1994 was $1.9 million, $1.9 million and $2.0 million, respectively.


    Equity Incentive Plan ( EIP) -- AEI

       Eligible participants of the EIP are officers, general managers and nonemployee directors of the Company and its subsidiaries. Under the EIP, nonemployee director participants are entitled to receive a grant of 1,000 shares of restricted stock. Restrictions on these grants expire over a five-year period. Employee participants may be awarded shares of restricted common stock, stock options and other common stock-based awards. Actual awards of restricted shares are based on attainment of certain Company performance criteria within a three-year period. Restrictions lapse upon actual award at the end of the three-year performance period. Shares not awarded are forfeited. Dividends earned on restricted stock issued through the EIP are invested in additional restricted stock under the EIP which is subject to the same award criteria.

       Restricted stock activity of the EIP, initiated in April 1994, was as follows:
                                                                      WEIGHTED
                                                                       AVERAGE
                                                    RESTRICTED       FAIR VALUE
                                                      SHARES         GRANT DATE
                                                      -------         --------
         Issued/Granted...........................     175,712         $20.975
                                                       -------
         Balance, December 31, 1994...............     175,712
         Issued/Granted...........................      24,435
         Forfeited................................      (7,587)
                                                       -------
         Balance, December 31, 1995...............     192,560          20.697
                                                       -------
         Issued/Granted...........................     237,782
         Forfeited................................    (207,805)
                                                       -------
         Balance, December 31, 1996...............     222,537          19.160
                                                       =======

       The 1996 and 1995 restricted shares granted include 13,786 shares and 7,614 shares, respectively, purchased on the open market from reinvestment of dividends on EIP shares outstanding. Compensation expense for the restricted stock has been measured based on the intrinsic value of the stock. The total compensation expense for the years 1996 through 1994 amounted to less than $.7 million and reflect an adjustment for the restricted shares associated with the first three-year period that were not awarded and were forfeited.

       Stock options granted are nonqualified and are exercisable three years after but within ten years from the date of grant. Stock options are priced at an amount at least equal to 100% of the fair market value of the related common stock at the date of grant.

       The Company applied APB No. 25 in accounting for its EIP plan. Accordingly, no compensation expense has been recognized for its stock option plan. Fair value compensation cost of the options was determined using the Black-Scholes model with the following assumptions for 1996: dividend yield of 7.9%, an average expected life of 3-7 years, expected volatility of 17.85% and a risk-free interest rate of 5.04%. Option information is as follows:


                                                                     1996                                    1995
                                                          ----------------------------           ------------------------------
                                                                             WEIGHTED                               WEIGHTED
                                                                              AVERAGE                                AVERAGE
                                                                             EXERCISE                               EXERCISE
            OPTIONS                                       SHARES               PRICE              SHARES              PRICE
                                                          ------              -------             ------             -------
            Outstanding beginning of year..............    166,987             $21.125             167,300             $21.125
            Granted....................................    207,250              19.296               6,387              21.125
            Forfeited..................................     (2,800)             21.125              (6,700)             21.125
            Outstanding at end of year.................    371,437              20.105             166,987              21.125
            Options exercisable at year end............        --                                      --
            Weighted Average Fair Value of
              Options Granted..........................      $1.33                                     N/A

       The combined effects of accounting for restricted shares and options under the EIP plans consistent with the fair value disclosure requirements of SFAS No. 123 upon the net income of the Company for 1996 is less than $.2 million and as such is not considered material.

NOTE 5.  JOINTLY-OWNED GENERATING STATIONS -- ACE

       ACE owns jointly with other utilities several electric production facilities. ACE is responsible for its pro-rata share of the costs of construction, operation and maintenance of each facility.

       The amounts shown represent ACE's share of each facility at, or for the year ended, December 31, including AFDC as appropriate.

                                                                           PEACH                         HOPE
                                             KEYSTONE    CONEMAUGH         BOTTOM     SALEM             CREEK
                                             --------    ---------         ------     -----             -----
Energy Source ............................      Coal          Coal         Nuclear      Nuclear         Nuclear
Company's Share (%/MWs) ..................  2.47/42.3     3.83/65.4     7.51/164.0     7.41/164.0     5.00/52.0

(000)
Electric Plant in Service:
  1996 ...................................  $ 13,275      $ 34,489      $  130,011     $218,603       $ 240,079
  1995 ...................................    12,719        35,371         128,398      214,306         239,499

Accumulated Depreciation:
  1996 ...................................  $  3,609      $  7,333      $   54,854*    $ 79,635*      $  68,286*
  1995 ...................................     3,277         6,445          50,825*      73,088*         60,998*

Construction Work in Progress:
  1996 ...................................  $    300      $    270      $   12,992     $ 27,015       $   1,321
  1995 ...................................       442           873          11,056       11,198             655

Operations and  Maintenance Expenses
  (including fuel):
  1996 ...................................  $  5,626      $  7,507      $   29,337     $ 34,403       $  10,899
  1995 ...................................     5,143         7,252          29,647       28,306          10,360
  1994 ...................................     5,085         7,211          29,530       27,731          10,471

Working Funds:
  1996 ...................................  $     44      $     69      $    3,833     $  7,252       $   3,545
  1995 ...................................        44            69           4,505        5,782           1,919

Generation (MWHr):
  1996 ...................................   311,934       436,289       1,275,371         --           336,872
  1995 ...................................   285,899       451,211       1,232,921      334,572         352,316
  1994 ...................................   257,561       419,313       1,214,776      836,725         355,390

---------------------
*     Excludes Nuclear Decommissioning Reserve.

       ACE provides financing during the construction period for its share of the jointly-owned facilities and includes its share of direct operations and maintenance expenses in the Consolidated Statement of Income. Additionally, ACE provides an amount of working funds to the operators of the facilities to fund operational needs.

       The decrease in Salem's generation for 1996 and 1995 is due to both Units
1 and 2 being taken out of service in May and June 1995, respectively, by its operator PS for review and resolution of certain equipment and management issues. Effective December 31, 1996, ACE entered into an agreement with PS in its capacity as operator of Salem for the purpose of limiting ACE's exposure to operation and maintenance expenses to be incurred during calendar year 1997. See
Note 10 for further information concerning Salem Nuclear Generating Station.

NOTE 6.  NONUTILITY COMPANIES

       Principal assets of each of the subsidiary companies of AEE at December 31, 1996 were: AGI -- investments of approximately $21.8 million in cogeneration facilities; ASP -- commercial real estate site with a net book value of $8.5 million; ATE -- leveraged lease investments of $79.7 million and $7.3 million invested in EnerTech Capital Partners, L.P.; ATS -- construction costs in thermal heating and cooling projects of $29.3 million. CCI has $0.5 million invested in telecommunication licenses. Other financial information regarding the subsidiary companies is as follows:

                                                             NET WORTH                            NET INCOME (LOSS)
                                                      -----------------------          -------------------------------------
            COMPANY                                    1996             1995            1996           1995             1994
                                                      ------           ------           -----          -----            -----
            (000)
            AGI...............................       $21,361          $26,082            $ 979         $2,513          $2,959
            ASP...............................           561            2,334           (1,773)          (841)         (1,956)
            ATE...............................        11,139            9,399               71            (50)            266
            ATS...............................         2,498            2,187              311           (213)           (327)
            CCI...............................           544            5,258              (18)            --              --

       AGI's  results in each year  primarily  reflect the equity in earnings of cogeneration facilities in which AGI has an ownership interest. AGI's 1996 results reflect the contingency of a $1.6 million net of tax loss from the sale of a cogeneration facility located in New York.

       ASP's results in each year reflect the vacancy in its commercial site due to generally poor market conditions in commercial real estate. Additionally, 1996 and 1994 include net after tax write-downs of the carrying value of the commercial site of $0.8 million and $1.7 million, respectively.

       ATE's  1996  and  1995  results  reflect  changes  in  interest   expense
associated with its revolving credit and term loan agreement during each year.

       ATS's results for the years 1996 and 1995 reflect administrative and general costs for business development and construction of heating and cooling systems. Operating expenses were offset in part by revenues generated from the operation and maintenance of customer heating and cooling facilities in 1996 and 1995. ATS has agreements with three casinos in Atlantic City, New Jersey to operate their heating and cooling systems. As part of these agreements, ATS has paid $18.0 million in license fees for the right to operate and service such systems for a period of 20 years. These fees are recorded on the Consolidated Balance Sheet as License Fees and are being amortized to expense over the life of the contracts.

       AEI and AEE parent-only operations, excluding equity in the results of subsidiary companies, generally reflect administrative and general expenses for management of their respective subsidiaries. AEI incurred losses of $3.6 million and $1.6 million in 1996 and 1995, respectively. AEI's 1996 results reflect the impact of merger-related costs. AEI's 1996 and 1995 results also reflect interest charges associated with a line of credit established to fund repurchases of common stock and certain affiliate capital needs. AEE incurred losses of $1.7 million and $2.4 million in 1996 and 1995, respectively. AEE 1996 activity reflects an after tax loss of $1.1 million from its equity investment in Enerval, LLC, due to a combination of unhedged gas sales agreements and higher spot market prices for gas.

       AEII reflects a net loss of $0.6 million in 1996 due to the consulting and administrative costs of developing a new line of business.

NOTE 7.  CUMULATIVE PREFERRED SECURITIES OF ACE

       ACE has authorized 799,979 shares of Cumulative Preferred Stock, $100 Par Value, two million shares of No Par Preferred Stock and three million shares of Preference Stock, No Par Value. Information relating to outstanding shares at December 31 is shown in the table below.

                                                                                                                          CURRENT
                                                                        1996                               1995           OPTIONAL
                                                 PAR           ---------------------          ------------------------   REDEMPTION
SERIES                                           VALUE         SHARES        (000)          SHARES         (000)            PRICE
                                                 ----          ------       ------          ------        ------          --------
Not Subject to Mandatory
  Redemption:
    4%....................................         $100         77,000      $ 7,700          77,000     $  7,700           $105.50
    4.10%.................................          100         72,000        7,200          72,000        7,200            101.00
    4.35%.................................          100         15,000        1,500          15,000        1,500            101.00
    4.35%.................................          100         36,000        3,600          36,000        3,600            101.00
    4.75%.................................          100         50,000        5,000          50,000        5,000            101.00
    5%....................................          100         50,000        5,000          50,000        5,000            100.00
    7.52%.................................          100            --           --          100,000       10,000               --
                                                                            -------                     --------
        Total.............................                                  $30,000                     $ 40,000
                                                                            -------                     --------
Subject to Mandatory Redemption:
    $8.25.................................         None            --        $  --           50,000       $5,000               --
    $8.53.................................         None            --           --          120,000       12,000               --
    $8.20.................................         None        300,000       30,000         500,000       50,000               --
    $7.80.................................         None        239,500       23,950         700,000       70,000               --
                                                                            -------                     --------
        Total.............................                                   53,950                      137,000
Less portion due within
  one year................................                                   10,000                       22,250
                                                                            -------                     --------
        Total.............................                                  $43,950                     $114,750
                                                                            =======                     ========
Cumulative Quarterly
  Preferred Income Securities:
    8.25%.................................         None     2,800,000       $70,000                     $  --                  --
                                                                            =======                     ========

       Cumulative Preferred Stock Not Subject to Mandatory Redemption is redeemable solely at the option of ACE. If preferred dividends are in arrears for at least a full year, preferred stockholders have the right to elect a majority of directors to the Board of Directors until all dividends in arrears have been paid.

       On February 1, 1996, ACE redeemed the remaining 120,000 shares of its $8.53 No Par Preferred Stock at a price of $101.00 per share.

       On August 1, 1996, ACE redeemed 200,000 shares of its $8.20 No Par Preferred Stock at a price of $100 per share in accordance with its annual sinking fund requirement. Sinking fund provisions require 100,000 shares be redeemed annually on August 1st and, at ACE's option, an additional 100,000 shares may be redeemed on any sinking fund date without premium.

       On September 16, 1996, ACE redeemed 100,000 shares of its 7.52% Preferred Stock $100 Par Value at a price of $101.88 per share and the remaining 50,000 shares of its $8.25 No Par Preferred Stock at a price of $104.45 per share. On August 29, 1996, a tender offer was initiated for ACE's $7.80 No Par Preferred Stock. Pursuant to the tender offer and subsequent agreements, ACE purchased a total of 460,500 shares at a price of $111.00 per share. In accordance with BPU approval, premiums associated with these redemptions are being deferred and amortized over the life of the 8.25% Cumulative Quarterly Income Preferred Securities.

       Beginning May 1, 2001, 115,000 shares of the remaining $7.80 No Par Preferred Stock must be redeemed annually through the operation of a sinking fund at a redemption price of $100 per share. ACE has the option to redeem up to an additional 115,000 shares without premium on any annual sinking fund date.

       Embedded cost of Preferred Securities as of December 31, 1996, 1995 and 1994 was 7.4%, 7.4% and 7.6%, respectively.

       At December 31, 1996, the minimum annual sinking fund requirements of the Cumulative Preferred Stock Subject to Mandatory Redemption for the next five years are $10 million in each of the years 1997 through 1999 and $11.5 million in 2001.
       On October 1, 1996, Atlantic Capital I, a newly formed grantor trust, issued $70 million of 8.25% Cumulative Quarterly Income Preferred Securities (CQIPS) with a stated liquidation preference of $25 each. Atlantic Capital I, established for the sole purpose of issuing the CQIPS, invested the proceeds in 8.25% Junior Subordinated Deferrable Interest Debentures (Junior Debentures) of ACE. ACE reserves the right to defer payment of interest on the debentures for up to 20 consecutive quarters. During such a deferral period, certain dividend restrictions would apply to ACE's Common and Preferred stock. The CQIPS and Junior Debentures are scheduled to mature on October 1, 2026, but such maturity may be extended to a date not later than October 1, 2045, if certain conditions are met. Proceeds from the sale of the Junior Debentures were used to fund the redemption and purchase of shares of ACE's preferred stock described above. Atlantic Capital I is a grantor trust of ACE and as such, the transactions of the trust are consolidated into the financial statements of ACE. The Junior Debentures are eliminated in consolidation. NOTE 8. DEBT

                                                                                              DECEMBER 31,
                                                               MATURITY            ----------------------------
                         SERIES                                  DATE                1996                1995
                          -----                                 -------            --------            --------
      (000)
      5-1/8% First Mortgage Bonds......................         2/1/1996           $   --             $   9,980
      Medium Term Notes Series B (6.28%)...............             1998             56,000              56,000
      Medium Term Notes Series A (7.52%)...............             1999             30,000              30,000
      Medium Term Notes Series B (6.83%)...............             2000             46,000              46,000
      Medium Term Notes Series C (6.86%)...............             2001             40,000              40,000
      7-1/2% First Mortgage Bonds......................         4/1/2002             20,000              20,000
      Medium Term Notes Series C (7.02%)...............             2002             30,000              30,000
      Medium Term Notes Series B (7.18%)...............             2003             20,000              20,000
      7-3/4% First Mortgage Bonds......................         6/1/2003             29,976              29,976
      Medium Term Notes Series A (7.98%)...............             2004             30,000              30,000
      Medium Term Notes Series B (7.125%)..............             2004             28,000              28,000
      Medium Term Notes Series C (7.15%)...............             2004              9,000               9,000
      Medium Term Notes Series B (6.45%)...............             2005             40,000              40,000
      6-3/8% Pollution Control.........................        12/1/2006              2,500               2,500
      Medium Term Notes Series C (7.15%)...............             2007              1,000               1,000
      Medium Term Notes Series B (6.76%)...............             2008             50,000              50,000
      Medium Term Notes Series C (7.25%)...............             2010              1,000               1,000
      6-5/8% First Mortgage Bonds......................         8/1/2013             75,000              75,000
      7-3/8% Pollution Control Series A................        4/15/2014             18,200              18,200
      Medium Term Notes Series C (7.63%)...............             2014              7,000               7,000
      Medium Term Notes Series C (7.68%)...............             2015             15,000              15,000
      Medium Term Notes Series C (7.68%)...............             2016              2,000               2,000
      8-1/4% Pollution Control Series A................        7/15/2017              4,400               4,400
      6.80% Pollution Control Series A.................         3/1/2021             38,865              38,865
      7% First Mortgage Bonds..........................         9/1/2023             75,000              75,000
      5.60% Pollution Control Series A.................        11/1/2025              4,000               4,000
      7% First Mortgage Bonds..........................         8/1/2028             75,000              75,000
      6.15% Pollution Control Series A.................         6/1/2029             23,150              23,150
      7.20% Pollution Control Series A.................        11/1/2029             25,000              25,000
      7% Pollution Control Series B....................        11/1/2029              6,500               6,500
                                                                                  ---------           ---------
      Total............................................                             802,591             812,571
                                                                                  ---------           ---------
      Debentures:
      5-1/4%...........................................         2/1/1996                --                2,267
      7-1/4%...........................................         5/1/1998              2,600               2,619
                                                                                  ---------           ---------
      Total............................................                               2,600               4,886
                                                                                  ---------           ---------
      Amortized Premium and Discount-Net...............                              (2,771)             (2,854)
                                                                                  ---------           ---------
      Total Long Term Debt-ACE.........................                             802,420             814,603
      Less Portion Due within one year-ACE.............                                 175              12,247
                                                                                  ---------           ---------
      Long Term Debt-ACE...............................                             802,245             802,356
      Long Term Debt-AEI...............................                              37,575              34,500
      Long Term Debt-ATE...............................                              33,500              33,500
      Long Term Debt-ATS...............................                              54,500              12,500
      Less Portion Due within One Year.................                              98,075              53,000
                                                                                  ---------           ---------
                                                                                  $ 829,745           $ 829,856
                                                                                  =========           =========

       Medium Term Notes have varying maturity dates and are shown with the weighted average interest rate of the related issues within the year of maturity. Substantially all of ACE's utility plant is subject to the lien of the Mortgage and Deed of Trust dated January 15, 1937, as amended and supplemented, collateralizing ACE's First Mortgage Bonds.


ACE

       ACE had authority to issue $150 million in short term debt, comprised of $100 million of committed lines of credit and $50 million on a when offered basis. At December 31, 1996 ACE had $85.1 million of unused short-term borrowing capacity. ACE's weighted daily average interest rate on short term debt was 5.6% for 1996 and 6.3% for 1995.

       On February 1, 1996, $9.98 million of 5 1/8% First Mortgage Bonds and $2.267 million of 5 1/4% Debentures of the Company matured. On May 1, 1996, the Company satisfied the sinking fund requirements of $0.1 million for its 7 1/4% Debentures.

       At December 31, 1996, 1995 and 1994, ACE's embedded cost of long term debt was 7.5%, 7.5% and 7.6%, respectively.


AEE

       Long term debt of ATE includes $15 million of 7.44% Senior Notes due 1999. Also, ATE has a revolving credit and term loan agreement which provides for borrowings of up to $25 million during successive revolving credit and term loan periods through June 1997. There were $18.5 million in borrowings outstanding under this agreement at December 31, 1996 and 1995. Interest rates on borrowings when outstanding are determined by reference to periodic pricing options available under the facility. ATE was charged interest rates ranging from 5.8% to 6.5% on these loans during 1996.

       In December 1995, ATS through a partnership arrangement, borrowed $12.5 million of proceeds from the sale of special, limited bonds issued by the New Jersey Economic Development Authority due December 1, 2009. The bonds paid an initial rate of 3.7% for the 120 day period ending on April 30, 1996. The bonds were subject to a mandatory tender and were remarketed at fixed rates ranging from 3.5% to 3.6% twice within the year. The borrowed funds are currently restricted in trust and invested in U. S. Treasury Securities. The availability of the borrowed funds for their intended use and the ultimate term of the borrowings are subject to certain conditions. The bonds may be remarketed for additional periods until December 1998, at which time, the bonds must be redeemed if the escrow release conditions are not satisfied. ATS cannot estimate, with any certainty, when or if the conditions attached to the escrow release will be satisfied.

       In August 1996, ATS established a $100 million revolving credit and term loan facility, of which up to $20 million can be used to establish letters of credit. As of December 31, 1996, $42 million was outstanding under this facility. Interest rates on borrowings are based on senior debt ratings and on the borrowing options selected by ATS. Interest rates on the borrowings outstanding ranged from 5.8% to 6.0% in 1996. This facility will be primarily used for construction of the Midtown Energy Center in Atlantic City, New Jersey which began in November 1996. Aggregate commitment fees on unused credit lines of revolving AEE credit agreements were not significant.


AEI

       Under AEI's $75 million revolving credit and term loan facility, AEI had $37.6 million and $34.5 million outstanding in borrowings at December 31, 1996 and 1995, respectively. Interest rates are based on senior debt ratings and on the borrowing option selected by AEI. Interest on the borrowings outstanding ranged from 5.59% to 8.25% for 1996. This facility, established in September 1995, has been used to fund acquisitions of Company common stock and other general corporate purposes. Commitment fees were not significant.

       AEI's weighted daily average interest rate on its short term debt was 6.3% for 1995. AEI had no short term debt in 1996.

                                 LONG TERM DEBT
                    MATURITIES AND SINKING FUND REQUIREMENTS


             (000)                          ACE               AEI               ATS               ATE              TOTAL
                                          ------            ------            ------            ------            ------
            1997......................    $    175           $37,575           $42,000           $18,500           $98,250
            1998......................      58,575               --             12,500               --             71,075
            1999......................      30,075               --                --             15,000            45,075
            2000......................      46,075               --                --                --             46,075
            2001......................      40,075               --                --                --             40,075


NOTE 9.  COMMON SHAREHOLDERS' EQUITY

       In addition to public offerings, Common Stock may be issued through the Dividend Reinvestment and Stock Purchase Plan (DRP), ACE benefit plans (ACE plans), the Equity Incentive Plan (EIP) and Employee Stock Purchase Plan (ESPP). The number of shares of Common Stock issued (forfeited), and the number of shares reserved for issuance at December 31, 1996, were as follows:


                                       1996            1995            1994              RESERVED
                                      ------          ------          ------             --------
            DRP....................       --              --           699,493           723,975
            ACE Plans..............   (28,844)         (7,601)          (5,046)          177,483
            EIP....................      (555)          9,234          175,712           615,609
            ESPP...................       --              --               --            400,000
                                       ------         -------          -------
                Total..............   (29,399)          1,633          870,159
                                       ======         =======          =======

       The Company has a program to reacquire up to three million shares of the Company's Common Stock outstanding. There is no schedule or specific share price target associated with the reacquisitions. The authorized number of shares is not to be affected. During 1995, the Company reacquired and cancelled 1,625,000 shares for a total cost of $29.6 million with prices ranging from $17.625 to $18.875 per share. At December 31, 1996 and 1995, the Company has reacquired and cancelled 1,846,700 shares of its common stock at a total cost of $33.5 million. The Company did not reacquire and cancel any shares under this program during 1996.

       In April 1996, the shareholders of AEI approved the ESPP. Under this plan, eligible employees can purchase shares of common stock at a 15% discount. The offering periods begin on August 15 in each of the years 1996-1999 and end August 14 of the following year. The maximum number of shares that shall be issued under this plan shall be 100,000 in each of the offering periods up to a total of 400,000 shares.

       Pursuant to ACE's certificate of incorporation, ACE is subject to certain limitations on the payment of dividends to the Company, which is the holder of all of ACE's common stock. When full dividends have been paid on the Preferred Stock Securities of ACE for all past quarterly-yearly dividend periods, dividends may be declared and paid by ACE on its common stock, as determined by the Board of Directors of ACE, out of funds legally available for the payment of dividends.


NOTE 10.  COMMITMENTS AND CONTINGENCIES

CONSTRUCTION PROGRAM

       ACE  cash  construction   expenditures  for  1997  are  estimated  to  be
approximately  $99  million.   Nonutility  capital  expenditures  for  1997  are
estimated to be $67 million.


INSURANCE PROGRAMS -- ACE

    Nuclear

       ACE is a member of certain insurance programs that provide coverage for contamination and property damage to members' nuclear generating plants. Facilities at the Peach Bottom, Salem and Hope Creek stations are insured against property damage losses up to $2.75 billion per site under these programs.

       In addition, ACE is a member of an insurance program which provides coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specific conditions. The insurer for nuclear extra expense insurance provides stated value coverage for replacement power costs incurred in the event of an outage at a nuclear unit resulting from physical damage to the nuclear unit. The stated value coverage is subject to a deductible period of the first 21 weeks of any outage. Limitations of coverage include, but are not limited to, outages 1) not resulting from physical damage to the unit,
2) resulting from any government mandated shutdown of the unit, 3) resulting from any gradual deterioration, corrosion, wear and tear, etc. of the unit, 4) resulting from any intentional acts committed by an insured and 5) resulting from certain war risk conditions. Under the property and replacement power insurance programs, ACE could be assessed retrospective premiums in the event the insurers' losses exceed their reserves. As of December 31, 1996, the maximum amount of retrospective premiums ACE could be assessed for losses during the current policy year was $4.9 million under these programs.

       The Price-Anderson provisions of the Atomic Energy Act of 1954, as amended by the Price-Anderson Amendments Act of 1988, govern liability and indemnification for nuclear incidents. All nuclear facilities could be assessed, after exhaustion of private insurance, up to $79.275 million each reactor per incident, payable at $10 million per year. Based on its ownership share of nuclear facilities, ACE could be assessed up to an aggregate of $27.6 million per incident. This amount would be payable at an aggregate of $3.48 million per year, per incident.


OTHER

       ACE's comprehensive general liability insurance provides pollution liability coverage, subject to certain terms and limitations for environmental costs incurred in the event of bodily injury or property damage resulting from the discharge or release of pollutants into or upon the land, atmosphere or water. Limitations of coverage include any pollution liability 1) resulting subsequent to the disposal of such pollutants, 2) resulting from the operation of a storage facility of such pollutants, 3) resulting in the formation of acid rain, 4) caused to property owned by an insured and 5) resulting from any intentional acts committed by an insured.


NUCLEAR PLANT DECOMMISSIONING -- ACE

       ACE has a trust to fund the future costs of decommissioning each of the five nuclear units in which it has an ownership interest. The current annual funding amount, as authorized by the BPU, totals $6.4 million and is provided for in rates charged to customers. The funding amount is based on estimates of the future cost of decommissioning each of the units, the dates that decommissioning activities are expected to begin and return to be earned by the assets of the fund. The present value of ACE's nuclear decommissioning obligation, based on costs adopted by the BPU in 1991 and restated in 1996 dollars, is $158 million. Decommissioning activities as approved by the BPU were expected to begin in 2006 and continue through 2032. The total estimated value of the trust at December 31, 1996, inclusive of the present value of future funding, based on current annual funding amounts and expected decommissioning dates approved by the BPU, is approximately $137 million, without earnings on or appreciation of the fund assets. In accordance with BPU regulations, updated site-specific studies based on 1995 costs have been performed and submitted to the BPU for review. Any revisions to the amounts to be recognized and recovered in rates as a result of the updated studies are subject to the review and approval of the BPU and cannot be determined at this time. ACE will seek to adjust these estimates and the level of rates collected from customers in future BPU proceedings to reflect changes in decommissioning cost estimates and the expected levels of inflation and interest to be earned by the assets in the trust.


PURCHASED CAPACITY AND ENERGY ARRANGEMENTS -- ACE

       ACE arranges with various providers of bulk energy to obtain sufficient supplies of energy to satisfy current and future energy requirements of the company. Arrangements may be for generating capacity and associated energy or for energy only. Terms of the arrangements vary in length to enable ACE to optimally manage its supply portfolio in response to changing near and long term market conditions. At December 31, 1996, ACE has contracted for 707 megawatts
(MWs) of purchased capacity with terms remaining of 2 to 28 years and an additional 175 MWs commencing in 1999 for 10 years. Information regarding these arrangements relative to ACE was as follows:

                                                             1996                1995                1994
                                                            ------              ------              ------
            As a % of Capacity (year end).............           30%                 30%                 29%
            As a % of Generation......................           55%                 52%                 48%
            Capacity charges (millions)...............       $195.7              $190.6              $130.9
            Energy charges (millions).................       $145.1              $135.4              $128.6

       Amounts for purchased capacity are shown on the Consolidated Statement of Income as Purchased Capacity. Of these amounts, charges of certain nonutility providers are recoverable through the LEC, which amounted to $165.3 million, $162.7 million and $77.0 million in 1996, 1995 and 1994, respectively. Minimum future payments for purchased capacity and energy under contract for the years 1997 through 2001 are performance driven and cannot be reasonably estimated.


ENVIRONMENTAL MATTERS OF ACE

       The provisions of Title IV of the Clean Air Act Amendments of 1990 (CAAA) require, among other things, phased reductions of sulfur dioxide (SO2) emissions by 10 million tons per year, a limit on SO2 emissions nationwide by the year 2000 and reductions in emissions of nitrogen oxides (NOx) by approximately 2 million tons per year. ACE's wholly-owned B.L. England Units 1 and 2 and its jointly-owned Conemaugh Units 1 and 2 are in compliance with Phase I requirements as the result of installation of scrubbers at each station. All of ACE's fossil-fuel steam generating units are affected by Phase II (2000) of the CAAA. A compliance plan for these units currently reflects capital expenditures of approximately $8.5 million in 1997 through 2001. The jointly-owned Keystone Station is impacted by the SO2 and NOx provisions of Title IV of the CAAA during Phase II. The Keystone owners plan to primarily rely on emission allowances to comply with the CAAA through the year 2000.


SALEM NUCLEAR GENERATING STATION

       ACE is an owner of 7.41% of Salem Units 1 and 2, which are operated by PS. Salem Units 1 and 2 have been out of service since May 16, 1995 and June 7, 1995, respectively. The Salem units represent 164 MWs of ACE's total installed capacity of 2,385.7 MWs.

       During these outages, PS has made significant changes and improvements related to the people, processes and equipment at Salem to improve the long-term reliability of the units. Salem Unit 2 is in the final stages of preparation for restart. The reactor has been refueled and reassembled and the reactor coolant pumps have been tested and placed in service. Over 90% of the total work activities have been completed and approximately 80% of the plant systems have been restored. Salem Unit 2 is currently expected to return to service in the second quarter of 1997.

       Salem Unit 1 is currently expected to return to service in the fall of 1997, after replacement of the unit's four steam generators, which was required in order to correct a generic problem with certain pressurized water reactors. Removal of the old steam generators has been completed and installation of the new steam generators is underway. The estimated cost of purchasing and installing the steam generators is between $150 million and $170 million, of which ACE's share is between $11.1 million and $12.6 million. In addition, the cost of the disposal of the old steam generators could be as much as $20 million, of which ACE's share would be $1.5 million.

       Effective December 31, 1996, ACE entered into a Stipulation Agreement (Agreement) with PS for the purpose of limiting ACE's exposure to Salem's 1997 operation and maintenance (O&M) expenses. Pursuant to the terms of the Agreement, ACE will pay to PS $10.0 million of O&M expense as a fixed charge payable in twelve equal installments beginning February 1, 1997. ACE's obligation for any additional contribution to 1997 Salem O&M expenses, of which ACE's estimated share would be $21.8 million, is based on performance and directly related to the timely return and operation of Salem Units 1 and 2. To the extent ACE derives a savings against 1997 O&M expenditures, those savings will offset replacement power costs incurred due to the unavailability of the Salem Units. As a result of this Agreement, ACE has agreed to dismiss the complaint filed in the Superior Court of New Jersey in March 1996 alleging negligence and breach of contract.

       On February 27, 1996, the Salem co-owners filed a Complaint in United States District Court for the District of New Jersey against Westinghouse
Electric Corporation, the designer and manufacturer of the Salem steam generators, under Federal and state statutes alleging fraud, negligent misrepresentation and breach of contract. The Westinghouse complaint seeks compensatory and punitive damages. On April 30, 1996, Westinghouse filed an answer and a counterclaim of $2.5 million for unpaid work. The litigation is in the process of discovery and investigation.

       ACE is subject to a performance standard for its five jointly-owned nuclear units. This standard is used by the BPU in determining recovery of replacement energy costs when output from the nuclear units is reduced or not available. Underperformance results in penalties which are not permitted to be recovered from customers and are charged against income. In accordance with the standard, ACE anticipated that it would incur a nuclear performance penalty for 1995 and had recorded a provision for such. According to the Salem outage stipulation agreement as previously discussed in Note 3, the performance of

Salem Units 1 and 2 shall not be included in the calculation of a nuclear performance penalty for the period each unit was taken out of service up to each unit's respective return-to-service date. The parties to the stipulation agreed that for the years 1995 and 1996, there will be no penalty or reward under the nuclear performance standard. ACE had recorded a 1995 performance penalty of $0.8 million, net of tax. This amount has been incorporated into the net amount recorded for the Salem stipulation discussed in Note 3.

       The outage of each Salem unit causes ACE to incur replacement power costs of approximately $0.7 million per unit per month. ACE's replacement power costs for the current outage for each unit, up to the agreed upon return-to-service dates, will be recoverable in rates in ACE's next LEC proceeding. As discussed above, replacement power costs incurred after the respective agreed upon return-to-service dates for the Salem units will not be recoverable in rates.


COMPETITION

       Competition   is  expected  to  increase  for  electric   energy  markets
historically served exclusively by regulated utilities. In recent years, changing laws and governmental regulations permitting competition from other utilities and nonregulated energy suppliers have prompted some customers to use self-generation or alternative sources to meet their electric needs. As the electric utility industry transitions from a regulated to a competitive industry, utilities may not be able to recover certain costs. These costs, which are known as "stranded" costs, could result from the shift from cost of service based pricing to market based pricing and from customers choosing different energy suppliers than ACE. Potential types of stranded costs include (1) above-market costs associated with generation facilities or long term power purchase agreements and (2) regulatory assets, which are expenses deferred and expected to be recovered from customers in the future.

       In April 1996, the Federal Energy Regulatory Commission issued Order No. 888 "Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Service by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities". The Order is designed to remove impediments to competition in the wholesale bulk power marketplace, to bring more efficient, lower cost power to electricity consumers, and provide an equitable means to transition the industry to the new environment. Under this Order utilities are required to offer transmission services for wholesale energy transactions to others on a nondiscriminatory basis. Tariffs have been established by ACE for these services, which ACE must also apply to its own wholesale energy transactions.

       On January 16, 1997, the BPU issued a Draft Phase II of the New Jersey Energy Master Plan (the Plan). In the Plan, the BPU has recommended that retail customers in New Jersey have the ability to choose their electric energy supplier beginning in October 1998 using a phase-in plan that will include all retail customers by April 2001. Customers would be able to sign an agreement with a third-party energy supplier and each electric utility, including ACE, would continue to be responsible for providing distribution service. Price and service quality for such distribution would continue to be regulated by the BPU.

       Beginning October 1998, costs for electric service, which consist of power generation, transmission, distribution, metering and billing will need to be unbundled. Transmission service would be provided by an Independent System Operator which would be responsible for maintaining a regional power grid that would continue to be regulated by FERC.

       The Plan states that the BPU is committed to assuring that a fully competitive marketplace exists prior to the ending of its economic regulation of power supply. At a minimum, utility generating assets and functions must be separated and operate at arms length from the transmission, distribution and customer service functions of the electric utility. The BPU reserves final judgment on the issue of requiring divestiture of utility generating assets until detailed analyses of the potential for market power abuses by utilities have been performed.

       The Plan addresses the issue of "stranded" costs related to the generating capacity currently in utility rates. High costs of construction and operations incurred by the jointly-owned nuclear power plants and the long-term high cost supply contracts with independent power producers are two significant contributing factors. The report proposes recovery of stranded costs over a four to eight year period, through a specific market transition charge which will be a separate component of a customer's bill. Determination of the recoverability of costs will be on a case by case basis with no guarantee for 100% recovery of eligible stranded costs.

       The Plan provides that the opportunity for full recovery of such eligible costs is contingent upon and may be constrained by the utility meeting a number of conditions, including achievement of a BPU goal of delivering a near term rate reduction to customers of five to ten percent. The Plan states that the independent power contracts must be eligible for stranded cost recovery.

       The Plan further states that utilities are obligated to take all reasonably available measures to mitigate stranded costs caused by the introduction of retail competition. The Plan further notes that New Jersey is studying the "securitization" of stranded costs as a means of financing these costs at interest rates lower than the utility cost of capital, thereby helping to mitigate the rate impact of stranded cost recovery. Recovery of securitization may occur over a different period of time. The Plan also suggests that a cap may be imposed on the level of the charge as a mechanism to achieve the goal of overall rate reduction.

       The BPU intends to issue final findings and recommendations on the electric utility industry restructuring Plan in April 1997. Each electric utility in the State is to file a complete restructuring plan, stranded cost filing and unbundled rate filing no later than July 15, 1997.

       ACE has not filed for accelerated depreciation of any capital assets or special rate plans applicable to particular classes of customers. However, in 1996 ACE entered into BPU approved Off-Tariff Rate Agreements (OTRA's) with at-risk customers which provide for special rates for customers who may choose to leave ACE's energy system because they have alternative energy sources available. To date, the aggregate amount of such reduced rate agreements was $2.2 million, net of tax.

       ACE has significant long term contract commitments to purchase capacity and energy from nonutility sources at above-market costs. Recovery of amounts associated with these contracts is through ACE's LEC, for which rates are subject to approval by the BPU annually.

       In connection with the BPU's Plan, ACE is uncertain as to the level of stranded costs that may arise or the degree to which these costs will be recovered. If the final restructuring plan requires ACE to recognize amounts as unrecoverable, ACE may be required to write down asset values, and such writedowns could be material.


OTHER

       The Energy Policy Act of 1992 permits the Federal government to assess investor-owned electric utilities that have ownership interests in nuclear generating facilities. The assessment funds the decontamination and decommissioning of Federally operated nuclear enrichment facilities. Based on its ownership in five nuclear generating units, ACE has a liability of $5.3 million and $6.0 million at December 31, 1996 and 1995, respectively, for its obligation to be paid over the next 12 years. ACE has an associated regulatory asset of $5.7 million and $6.4 million at December 31, 1996 and 1995, respectively. Amounts are currently being recovered in rates for this liability and the regulatory asset is concurrently being amortized to expense based on the annual assessment billed by the Federal government.

       In March 1996, the New Jersey Department of Treasury and the BPU jointly proposed to replace the energy excise tax currently imposed on electric and gas utilities. Under the proposal, utilities would pay a state corporate business tax, a state sales tax of six percent collected on all retail sales of energy services and a state transitional energy facilities assessment tax (TEFA) for a limited number of years. A gradual phase-out of the TEFA is proposed. At the completion of the TEFA phase-out, the total energy tax burden would be reduced by approximately 45%.

NOTE 11.  REGULATORY ASSETS AND LIABILITIES--ACE

       Costs incurred by ACE that have been permitted, or are expected to be permitted, by the BPU to be deferred for recovery in rates in more than one year, or for which future recovery is probable, are recorded as regulatory assets. Regulatory assets are amortized to expense over the period of recovery. Total regulatory assets at December 31 are as follows:


                                                                                                     REMAINING
                                                                                                     RECOVERY
      (000)                                                 1996                    1995              PERIOD*
                                                          --------                --------           --------
      Recoverable Future Federal
        Income Taxes..................................      $ 85,858                $ 85,858                 (A)
      Unrecovered Purchased Power Costs:
        Capacity Cost.................................        64,658                  80,598             4 years
        Contract Renegotiation Costs..................        18,742                  19,219            18 years
      Unrecovered State Excise Taxes..................        54,714                  64,274             6 years
      Unamortized Debt Costs-Refundings...............        29,878                  33,110          1-30 years
      Deferred Energy Costs (See Note 1)..............        33,529                  31,434                 (B)
      Other Regulatory Assets:
        Postretirement Benefits Other
          Than Pensions (See Notes 3&4)...............        32,609                  26,227                 (A)
        Asbestos Removal Costs........................         9,086                   9,356            33 years
      Decommissioning/Decontaminating
        Federally-owned Nuclear Units
           (See Note 10)..............................         5,726                   6,404            12 years
      Other...........................................        12,154                  12,581
                                                           ---------               ---------
                                                           $ 346,954               $ 369,061
                                                           =========               =========

----------
*     From December 31, 1996
(A)   Pending future recovery
(B)   Recovered over annual LEC period

       Recoverable Future Federal Income Taxes is the amount of revenue expected to be collected from ratepayers for deferred tax costs to be paid in future years. Unrecovered Purchased Power Capacity Costs represent deferrals of prior capacity costs then in excess of levelized revenues associated with a certain long term capacity arrangement. Levelized revenues have since been greater than costs, permitting the deferred costs to be amortized to expense. Contract Renegotiation Costs were incurred through renegotiation of a long term capacity and energy contract with a certain independent power producer. Unrecovered State Excise Taxes represent additional amounts paid as a result of prior legislative changes in the computation of state excise taxes. Unamortized Debt Costs associated with debt reacquired by refundings are amortized over the life of the related new debt. Asbestos Removal Costs were incurred to remove asbestos insulation from a wholly-owned generating station. Included in Other are certain amounts being recovered over a period of one to five years.

       At December 31, 1996, ACE had a $13 million liability recorded as a result of the credits to customers from the October 22, 1996 Stipulation Agreements (See Note 3). The credits have been made during January and February 1997 and were based on customer usage from January through October 1996.
No regulatory liabilities existed at December 31, 1995.

NOTE 12.  LEASES

       ACE leases from others various types of property and equipment for use in its operations. Certain of these lease agreements are capital leases consisting of the following at December 31:

            (000)                                       1996               1995
                                                       -------          -------
            Production plant.........................    $ 6,642        $ 9,097
            Less accumulated amortization............      5,005          6,810
                                                         -------        -------
            Net......................................      1,637          2,287
            Nuclear fuel.............................     38,277         38,591
                                                        --------       --------
            Leased property-net......................   $ 39,914       $ 40,878
                                                        ========       ========

       ACE has a contractual obligation to obtain nuclear fuel for the Salem, Hope Creek and Peach Bottom stations. The asset and related obligation for the leased fuel are reduced as the fuel is burned and are increased as additional fuel purchases are made. No commitments for future payments beyond satisfaction of the outstanding obligation exist. Operating expenses for 1996, 1995 and 1994 include leased nuclear fuel costs of $8.7 million, $11.2 million and $14.1 million, respectively, and rentals and lease payments for all other capital and operating leases of $2.6 million, $3.9 million and $5.3 million, respectively. Future minimum rental payments for all noncancellable lease agreements are less than $2.4 million per year for each of the next 5 years.

       ATE is the lessor in five  leveraged  lease  transactions  consisting  of three aircraft and two containerships with total respective costs of approximately $168 million and $76 million. Remaining lease terms for all leases approximate 14 to 15 years. The Company's equity participation in the leases range from 22% to 32%. Funding of the investment in the leveraged lease transactions is comprised of equity participation by ATE and financing provided by third parties as long term debt without recourse to ATE. The lease transactions provide collateral for such third parties, including a security interest in the leased equipment. Net investment in leveraged leases at December 31 was as follows:

            (000)                                                     1996            1995
                                                                    -------         -------
            Rentals receivable (net of principal
              and interest on nonrecourse debt).................    $ 50,898        $ 50,955
            Estimated residual values...........................      53,435          53,435
            Unearned and deferred income........................     (24,646)        (25,431)
                                                                     -------         -------
            Investment in leveraged leases......................      79,687          78,959
            Deferred taxes arising from leveraged leases........     (76,671)        (71,064)
                                                                     -------         -------
            Net investment in leveraged leases..................     $ 3,016         $ 7,895
                                                                     =======         =======


NOTE 13.  FINANCIAL INSTRUMENTS

       A number of items within Current Assets and Current Liabilities on the Consolidated Balance Sheet are considered to be financial instruments because they are cash or are to be settled in cash. Due to their short-term nature, the carrying values of these items approximate their fair market values. Accounts Receivable -- Utility Service and Unbilled Revenues are subject to concentration of credit risk because they pertain to utility service conducted within a fixed geographic region. Investments in Leveraged Leases are subject to concentration of credit risk because they are exclusive to a small number of parties within two industries. The Company has recourse to the affected assets under lease. These leased assets are of general use within their respective industries.

       ACE's long term debt and preferred securities and ATE's long term debt securities are not widely held and generally trade infrequently. The estimated aggregate fair market value of debt securities has been determined based on quoted market prices for the same or similar debt issues or on securities of companies with similar credit quality, coupon rates and maturities. The aggregate fair market value of preferred securities has been determined using market information available from actual trades or of trades of similar instruments of companies with similar credit quality. At December 31 the amounts are as follows:

                                  MARKET VALUE
                     LONG TERM DEBT AND PREFERRED SECURITIES
                                  (IN MILLIONS)

                                                             1996                                      1995
                                                   --------------------------                -------------------------
                                                   CARRYING           MARKET                 CARRYING           MARKET
                                                    VALUE             VALUE                   VALUE             VALUE
                                                   ------             ------                  ------            ------
            ACE Long Term Debt.................    $ 802.4           $ 828.8                 $ 814.6           $ 851.0
            ACE Preferred Stock................       74.0              77.1                   177.0             172.0
            CQIPS..............................       70.0              69.3                     --                --
            ATE Long Term Debt.................       33.5              34.0                    33.5              34.5
            ATS Long Term Debt.................       54.5              54.5                    12.5              12.5
            AEI Long Term Debt.................       37.6              37.6                    34.5              34.5


NOTE 14.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

       Quarterly financial data, reflecting all adjustments necessary in the opinion of management for a fair presentation of such amounts, are as follows:

                                                                                                                          DIVIDENDS
                                           OPERATING          OPERATING               NET               EARNINGS            PAID
            QUARTER                         REVENUES            INCOME               INCOME              PER SHARE         PER SHARE
            -------                        --------           --------              -------             --------          ---------
            1996                           (000)              (000)                (000)
            1st.........................   $ 245,325            $ 32,980            $ 15,535               $ .29             $ .385
            2nd.........................     225,678              27,685              10,250                 .20               .385
            3rd.........................     281,965              51,344              32,567                 .62               .385
            4th.........................     227,287              20,418                 415                 .01               .385
            Annual......................   $ 980,255           $ 132,428            $ 58,767              $ 1.12            $ 1.54
                                           =========           =========            ========              ======            ======
            1995
            1st.........................   $ 218,626            $ 27,584            $ 11,469               $ .21             $ .385
            2nd.........................     206,232              27,771              10,568                 .20               .385
            3rd.........................     302,685              66,482              48,745                 .93               .385
            4th.........................     225,594              26,700              10,986                 .21               .385
            Annual......................   $ 953,137           $ 148,537            $ 81,768              $ 1.55            $ 1.54
                                           =========           =========            ========              ======            ======

       Third quarter results generally exceed those of other quarters due to increased sales and higher residential rates for ACE.

       Individual quarters may not add to the total due to rounding.

       The fourth quarter 1996 Net Income reflects an increase in ACE's electric sales offset in part by the increase in energy expense due to increased sales, recovery of previously deferred energy costs and an increase in operations and maintenance expense related to Salem. During the fourth quarter of 1996 nonutility operations recorded a $1.6 million net of tax loss contingency for the sale of the Binghamton Cogeneration Facility by AGI, $0.8 million net of tax write-down of the carrying value of ASP's commercial building and $1.1 million net of tax loss for AEE's investment in Enerval, LLC.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS


FINANCIAL SUMMARY

       Consolidated operating revenues for 1996, 1995 and 1994 were $980.3 million, $953.1 million and $913.0 million, respectively. The increase in 1996 revenues over 1995 reflects an increase in sales and an increase in annual Levelized Energy Clause (LEC) revenues in July 1995 of $37 million and an increase in July 1996 of $27.6 million. These increases were offset in part by a $13.0 million revenue credit recorded in September 1996 as a result of stipulation agreements (See Note 3 to the consolidated financial statements) and a decrease in unbilled revenues. The increase in 1995 revenue over 1994 largely reflects the increase in annual LEC revenues granted in July 1995 and an increase in unbilled revenues.

       Consolidated earnings per share for 1996 were $1.12 on net income of $58.8 million compared to a $1.55 on net income of $81.8 million in 1995 and $1.41 on net income of $76.1 million in 1994. The 1996 earnings reflect charges resulting from provisions for rate refunds, write-downs of nonutility property, losses from nonutility investments and higher operations and maintenance expenses associated with the continuing outage at the Salem Station. Excluding the 1994 special charges of $.37 cents per share, 1995 earnings per share decreased from 1994 primarily due to reduced sales of energy.

       The quarterly dividend paid on Common Stock was $.385 per share, or an annual rate of $1.54 per share. Information with respect to Common Stock is as follows:

                                                        1996                1995                1994
                                                       ------              ------              ------
            Dividends Paid Per Share...............    $  1.54             $  1.54             $  1.54
            Book Value Per Share...................     $15.00              $15.42              $15.50
            Annualized Dividend Yield..............        9.0%                8.0%                8.7%
            Return on Average Common Equity........        7.4%                9.9%                9.1%
            Total Return (Dividends paid
              plus change in share price)..........       (3.0)%              18.0%              (11.9)%
            Market to Book Value...................        114%                125%                114%
            Price/Earnings Ratio...................         15                  12                  13
            Year End Closing Price-NYSE............     $17.13              $19.25              $17.63

LIQUIDITY AND CAPITAL RESOURCES

    Atlantic Energy, Inc.

       Atlantic Energy, Inc. (AEI, Company or parent) is the parent of Atlantic City Electric Company (ACE), Atlantic Energy Enterprises, Inc. (AEE) and Atlantic Energy International, Inc. (AEII) which are wholly-owned subsidiaries. The Company's cash flows are dependent on the cash flows of its subsidiaries, primarily ACE.

       Principal cash inflows of the Company were as follows:

                                               1996         1995         1994
                                               -----        -----        -----
                                                          (MILLIONS)
            Dividends from ACE.............    $82.2        $81.2        $83.5
            Credit Facility................      3.1         34.5           --
            Dividend Reinvestment
              and Stock Purchase Plan......       --           --          6.7

       AEI has a $75 million revolving credit and term loan facility. The revolver is comprised of a 364-day senior revolving credit facility in the amount of $35 million and a three-year senior revolving credit facility in the amount of $40 million. Interest rates are based on senior debt ratings and on the borrowing option selected by the Company. As of December 31, 1996 and 1995, AEI had $37.6 million and $34.5 million outstanding, respectively, from this credit facility. This facility can be used to fund further reacquisitions of Company Common Stock and for other general corporate purposes.

       Principal cash outflows of the Company were as follows:

                                                        1996          1995            1994
                                                        -----         -----           -----
                                                                   (MILLIONS)
            Dividends to Shareholders..............     $81.2         $81.2           $83.5
            Advances and Capital
              Contributions to Subsidiaries*.......      (1.4)         (6.7)           25.6
            Common Stock Reacquisitions............        --          29.6             3.9
            Loans to Subsidiaries..................      (7.5)          7.5              --

            ----------
            * Net of repayments

       The Company has a program to reacquire up to three million shares of the Company's Common Stock outstanding. There is no schedule or specific share price target associated with the reacquisitions. The authorized number of shares is not to be affected. During 1995, the Company reacquired and cancelled 1,625,000 shares for a total cost of $29.6 million with prices ranging from $17.625 to $18.875 per share. At December 31, 1996 and 1995, the Company has reacquired and cancelled a total of 1,846,700 shares of its Common Stock at a cost of $33.5 million. The Company did not reacquire and cancel any shares under this program during 1996.

       Miscellaneous Receivables on the Consolidated Balance Sheet at December 31, 1996 increased compared to December 31, 1995 primarily due to receivables from amounts advanced to Enerval, LLC to fund operations in the amount of $10.0 million.

       Agreements between the Company and its subsidiaries provide for allocation of tax liabilities and benefits generated by the respective subsidiaries. Credit support agreements exist between the Company and ATE and AGI.

       On August 12, 1996, the Boards of Directors of AEI and Delmarva Power & Light Company (DP&L) jointly announced an agreement to merge the companies into a new company named Conectiv, Inc. (Conectiv). Conectiv, a newly formed Delaware corporation, will become the parent of Atlantic Energy's subsidiaries and the parent of DP&L and its subsidiaries.

       The merger is to be a tax-free, stock-for-stock transaction accounted for as a purchase. Under the terms of the agreement, DP&L shareholders will receive one share of Conectiv's common stock for each share of DP&L common stock held. AEI shareholders will receive 0.75 shares of Conectiv's common stock and 0.125 shares of Conectiv's Class A common stock for each share of AEI common stock held. On January 30, 1997, the merger was approved by the shareholders of both companies. In order for the merger to become effective, approvals are still needed from a number of Federal and state regulatory agencies. The Company expects the regulatory approval process to be completed in late 1997 or early 1998.

       The total consideration to be paid to the Company's common stockholders, measured by the average daily closing market price of the Company's common stock for the ten trading days following public announcement of the merger, is $948.6 million. The consideration paid plus estimated acquisition costs and liabilities assumed in connection with the merger are expected to exceed the net book value of the Company's net assets by approximately $204.5 million, which will be recorded as goodwill by Conectiv. The goodwill will be amortized over 40 years.


    Atlantic City Electric Company

       ACE is a public utility primarily engaged in the generation, transmission, distribution and sale of electric energy. ACE's service territory encompasses approximately 2,700 square miles within the southern one-third of New Jersey with the majority of customers being residential and commercial. ACE, with its wholly-owned subsidiary that operates certain generating facilities, is the principal subsidiary within the consolidated group. Cash construction expenditures for 1994-1996 amounted to $307.7 million and included expenditures for upgrades to existing transmission and distribution facilities and compliance with provisions of the Clean Air Act Amendments of 1990. ACE's current estimate of cash construction expenditures for 1997-1999 is $283.5 million. These estimated expenditures reflect necessary improvements to generation, transmission and distribution facilities.

       On an interim basis, ACE finances construction costs and other capital requirements in excess of internally generated funds through the issuance of unsecured short term debt, consisting of commercial paper and notes from banks. As of December 31, 1996, ACE had authority to issue $150 million of short term debt, comprised of $100 million of committed lines of credit and $50 million on a when offered basis. At December 31, 1996, ACE had $85.1 million of unused short-term borrowing capacity. Permanent financing by ACE is undertaken through the issuance of long term debt and preferred stock, and from capital contributions by AEI. ACE's nuclear fuel requirements associated with its jointly-owned units have been financed through arrangements with a third party.

       ACE also utilizes cash for mandatory redemptions of preferred stock and maturities and redemption of long term debt. Optional redemptions of securities are reviewed on an ongoing basis with a view toward reducing the overall cost of capital. Redemptions of Preferred Stock for the period were as follows:

                                                                       SHARES
                                                   -----------------------------------------------              REDEMPTION
                                                    1996                1995                1994                  PRICE
                                                   -------             -------             -------              -----------
            Preferred Stock (Series)
              $8.53..............................    120,000                                                     $101.00
               7.52%.............................    100,000                                                      101.88
              $8.20..............................    200,000                                                      100.00
              $8.25..............................     50,000                                                      104.45
              $7.80..............................    460,500                                                      111.00
              $8.53..............................                        240,000             240,000              100.00
              $8.25..............................                          5,000               5,000              100.00
            Aggregate Amount (000)...............    $98,876*            $24,500             $24,500

            ----------
            * includes commissions and premiums

       Long term debt redeemed, acquired and retired or matured in the period 1994-1996 were as follows:

                                                                        PRINCIPAL        REDEMPTION
                    DATE                             SERIES               AMOUNT           PRICE(%)
                    ----                         --------------         ---------        ----------
                                                                          (000)
            February 1996....................     51/8% due 1996          $ 9,980          100.00
            February 1996....................     51/4% due 1996            2,267          100.00
            October 1995.....................     91/4% due 2019           53,857          105.15
            October 1995.....................    101/2% due 2014              850          101.00
            November 1994....................     75/8% due 2005            6,500          100.00
            June 1994........................    101/2% due 2014           23,150          102.00
            Various 1994 Dates...............     91/4% due 2019           11,910          105.38*

            ----------
            * Average price

       Scheduled maturities and sinking fund requirements for long term debt and preferred stock aggregate $216.5 million for 1997-2001.

       On or before April 1 of each year, ACE and other New Jersey utilities are required to pay excise taxes to the State of New Jersey. In March 1996, ACE paid $91.7 million funded through the issuance of short term debt with repayment of such debt occurring during the second and third quarters.

       During  1996  and  1995,   ACE  made  $7.2  million  and  $19.1  million,
respectively, in payments related to its workforce reduction program. Payments in settlement of this obligation are substantially complete.

       Short Term Debt at December 31, 1996 increased $34.4 million compared to December 31, 1996 due to funding of $12.3 million for maturing long term debt and debentures and other general corporate funding.

       A summary of the issue and sale of ACE's long term debt and preferred securities for 1994-1996 is as follows:

                                              1996          1995         1994
                                              ----          ----         ----
                                                        (MILLIONS)
            Medium Term Notes..............     --          $105          --
            Pollution Control Bonds........     --           --          $ 55
            Cumulative Quarterly Income
              Preferred Securities.........    $ 70          --           --

       The proceeds from these financings were used to refund higher cost debt, preferred stock, and for construction purposes. During 1997-1999, ACE may issue up to $175 million in long term debt to be used for construction, refundings and repayment of short term debt. The provisions of ACE's charter, mortgage and debenture agreements can limit, in certain cases, the amount and type of additional financing which may be used. At December 31, 1996, ACE estimates additional funding capacities of $346 million of First Mortgage Bonds, or $333 million of Preferred Stock, or $196 million of unsecured debt. These amounts are not necessarily additive.

       On October 1, 1996, Atlantic Capital I, a newly formed grantor trust, issued $70 million of 8.25% Cumulative Quarterly Income Preferred Securities (CQIPS) with a stated liquidation preference of $25 each. Atlantic Capital I, established for the sole purpose of issuing the CQIPS, invested the proceeds in 8.25% Junior Subordinated Deferrable Interest Debentures (Junior Debentures) of ACE. ACE reserves the right to defer payment of interest on the debentures for up to 20 consecutive quarters. During such a deferral period, certain dividend restrictions would apply to ACE's capital stock. The CQIPS and Junior Debentures are scheduled to mature on October 1, 2026, but such maturity may be extended to a date not later than October 1, 2045, if certain conditions are met. Proceeds from the sale of the Junior Debentures were used to fund the redemption and purchase of shares of ACE's preferred stock described above. Atlantic Capital I is a grantor trust of ACE and as such, the transactions of the trust are consolidated into the financial statements of ACE. The Junior Debentures are eliminated in consolidation.


    Atlantic Energy Enterprises, Inc.

       AEE is a holding company which is responsible for the management of the investments in the nonutility companies consisting of: Atlantic Generation, Inc.
(AGI); Atlantic Southern Properties, Inc. (ASP); ATE Investment, Inc. (ATE); Atlantic Thermal Systems, Inc. (ATS); CoastalComm, Inc. (CCI) and Atlantic Energy Technology, Inc. (AET). Also, AEE has a 50% equity interest in Enerval, LLC, a company which provides energy management services, including natural gas supply, transportation and marketing. As of December 31, 1996, AEE had an equity investment of $3.9 million in the partnership. AEE obtains funds for its investments and operating needs through advances from AEI and notes payable from ATE. Management has developed a five-year business strategy to expand operations and improve its financial performance. AEE's business strategy reflects the potential investment of approximately $307 million over the next five years. Funds for AEE capital investments will be provided through issuance of long term debt and equity investments by AEI.


    Atlantic Generation, Inc.
       AGI and its wholly-owned subsidiaries are engaged in the development, acquisition, ownership and operation of cogeneration power projects. AGI's activities through its subsidiaries are primarily represented by partnership interests in cogeneration facilities located in New Jersey and New York. In December 1996 AGI recorded a loss contingency in the amount of $1.6 million, net of tax, for the sale of its cogeneration facility in New York. AGI, through a support agreement with AEI, has entered into an indemnification agreement secured by a $6.0 million letter of credit in connection with the sale of this facility. All conditions of the sale are expected to be complete by the middle of 1997. At December 31, 1996, total investments in these partnerships amounted to $21.8 million. Net cash outlays for capital investments by AGI for 1994-1996 totaled $3.2 million. AGI obtained the funds for its investments through capital contributions from AEI.


    Atlantic Southern Properties, Inc.

       ASP owns and manages a 280,000 square-foot commercial office and warehouse facility located in Atlantic County, New Jersey with a net book value of $8.5 million at December 31, 1996 after a write-down of the carrying value in 1996 of $0.8 million, net of tax. The write-down reflects the recognition of the diminished value due to the excess vacancy and a decline in the local commercial real estate market. This investment has been funded by capital contributions from AEI and borrowings under a loan agreement with ATE.


    ATE Investment, Inc.

       ATE provides financing to affiliates and manages a portfolio of investments in leveraged leases. ATE has invested $79.7 million in leveraged leases of three commercial aircraft and two containerships. In August 1996, ATE joined with an unaffiliated company to create EnerTech Capital Partners, L.P., an equity limited partnership that will invest in and support a variety of energy related technology growth companies. At December 31, 1996, ATE had invested $7.3 million in this partnership. ATE obtained funds for its business activities and loans to affiliates through capital contributions from AEI and external borrowings. These borrowings include $15 million principal amount of 7.44% Senior Notes due 1999 and a revolving credit and term loan facility of up to $25 million. At December 31, 1996, $18.5 million was outstanding under this facility. ATE's cash flows are provided from lease rental receipts and realization of tax benefits generated by the leveraged leases. ATE has notes receivable, including interest, outstanding with ASP which totaled $10.0 million at December 31, 1996. ATE has established credit arrangements with AEE, of which $14.1 million was a receivable, including interest, from AEE at December 31, 1996.


    Atlantic Thermal Systems, Inc.

       ATS and its wholly-owned subsidiaries are engaged in the development and operation of thermal heating and cooling systems. ATS plans to make $125 million in capital expenditures related to district heating and cooling systems to serve the business and casino district in Atlantic City, New Jersey and has invested $29.3 million as of December 31, 1996. Construction for the Midtown Energy Center is expected to be completed by mid-1997. ATS has obtained funds for its project development through a $100 million revolving credit agreement and term loan facility in August 1996. As of December 31, 1996, $42 million was outstanding under this facility. Additional funding for the project is expected from $12.5 million from the proceeds of bonds issued by the New Jersey Economic Development Authority with a remarketed rate of interest of 3.5%. These funds are currently restricted in trust and invested in U.S. Treasury Securities pending resolution of certain conditions. ATS cannot estimate, with any certainty, when or if the conditions attached to the escrow release will be satisfied. ATS has a $10 million revolving credit agreement with ATE. There were no outstanding amounts under the agreement at December 31, 1996.

       ATS has agreements with three casinos in Atlantic City, New Jersey to operate their heating and cooling systems. As part of these agreements, ATS has paid $18.0 million in license fees for the right to operate and service such systems for a period of 20 years'. These fees are recorded on the Consolidated Balance Sheet as License Fees and are being amortized to expense over the life of the contracts.


    Atlantic Energy International, Inc.

       In July 1996, AEI formed AEII, to provide utility consulting services and equipment sales to international markets. AEII funds its operating needs from advances from AEI.


RESULTS OF OPERATIONS

       Operating results of AEI as a consolidated group are dependent upon the performance of its subsidiaries, primarily ACE. Since ACE is the principal subsidiary within the consolidated group, the operating results presented in the Consolidated Statement of Income are those of ACE, after elimination of transactions among members of the consolidated group. Results of the nonutility companies are reported in Other Income.


    Revenues

       Operating Revenues-- Electric increased 2.9% and 4.4% in 1996 and 1995, respectively. Components of the overall changes are shown as follows:

                                                   1996                1995
                                                   -----               -----
                                                          (MILLIONS)
            Base Revenues.......................   $ (8.9)             $ (1.9)
            Refund Credits......................    (13.0)                 --
            Levelized Energy Clause.............     29.3                49.2
            Kilowatt-hour Sales.................     32.2               (10.0)
            Unbilled Revenues...................    (17.6)               16.6
            Sales for Resale....................      6.0               (11.9)
            Other...............................     (0.9)               (1.9)
                                                    -----               -----
                    Total.......................   $ 27.1              $ 40.1
                                                    =====               =====

       The decrease in Base Revenues for the current year reflect a reduced average realization per kilowatt-hour sold resulting from less favorable summer weather conditions relative to last year and the effects of ACE's BPU approved Off-Tariff Rate Agreements (OTRAs). OTRAs are special reduced rates offered by ACE to at-risk customers which aggregated $3.5 million, or $2.2 million, net of tax. At-risk customers are customers who may choose to leave ACE's energy system because they have alternative energy sources available. The Refund Credits are the result of the October 22, 1996 stipulations for the $13.0 million settlement concerning the outages of the Salem Units and the alleged overrecovery of capacity costs from nonutility generation facilities. See Note 3 of the
consolidated   financial   statements   for  further   details   regarding   the
stipulations.

       LEC revenues increased in 1996 due to a rate increase of $27.6 million in July 1996 and a $37 million increase in July 1995. Changes in kilowatt-hour sales are discussed under "Billed Sales to Ultimate Utility Customers." Overall, the combined effects of changes in rates charged to customers and kilowatt-hour sales resulted in increases of 9.4% and 5.9% in revenues per kilowatt-hour in 1996 and 1995, respectively. The changes in Unbilled Revenues are a result of the amount of kilowatt-hours consumed by, but not yet billed to, ultimate customers at the end of the respective periods, which are affected by weather and economic conditions, and the corresponding price per kilowatt-hour.

       The changes in Sales for Resale are a function of ACE's energy mix strategy, which in turn is dependent upon ACE's needs for energy, the energy needs of other utilities participating in the regional power pool of which ACE is a member, and the sources and prices of energy available. The increase in the 1996 Sales for Resale reflects an increase in bulk power market sales outside of the regional power pool. The decline in the 1995 Sales for Resale reflects a decrease in the demand of the power pool, the decline in market prices and a reduction in excess energy sources when compared to the previous year.


    Billed Sales to Ultimate Utility Customers

       Changes in kilowatt-hour sales are generally due to changes in the average number of customers and average customer use, which is affected by economic and weather conditions. Energy sales statistics, stated as percentage changes from the previous year, are shown as follows:

                                                                1996                                  1995
                                                   ------------------------------        --------------------------------
                                                                AVG        AVG #                       AVG         AVG #
            CUSTOMER CLASS                         SALES        USE       OF CUST         SALES        USE        OF CUST
            -----------                            ----        ----       ------          -----       -----       -------
            Residential.......................     3.2%        2.4%        0.8%          (2.0)%       (3.1)%       1.2%
            Commercial........................     3.0         2.0         1.0            1.4         (0.1)        1.5
            Industrial........................     7.1         5.5         1.5           (7.4)        (9.0)        1.7
                Total.........................     3.6         2.8         0.8           (1.4)        (2.6)        1.2

       In 1996, the growth rate of actual billed sales increased significantly from 1995 due to an increase in the number of billing days and more favorable weather conditions. Unfavorable weather conditions in 1995 reduced sales significantly, compared to the weather conditions in 1996. Sales growth was offset by cooler than normal summer weather conditions in 1996. Casino expansions and construction around Atlantic City, New Jersey were significant contributors to commercial sales growth in 1996. The increases in 1996
Industrial sales were primarily due to the impact of two customers that had previously been supplied by an independent power producer.


    Costs and Expenses

       Total Operating Expenses increased 5.4% and 3.6% in 1996 and 1995, respectively. Included in these expenses are the costs of energy, purchased capacity, operations, maintenance, depreciation and taxes.

       Energy  expense  reflects  costs  incurred for energy needed to meet load requirements, various energy supply sources used and operation of the LEC. Changes in costs reflect the varying availability of low-cost generation from ACE-owned and purchased energy sources, and the corresponding unit prices of the energy sources used, as well as changes in the needs of other utilities participating in the Pennsylvania-New Jersey-Maryland Interconnection Power
Pool. The cost of energy is recovered from customers primarily through the operation of the LEC. Generally, earnings are not affected by energy costs because these costs are adjusted to match the associated LEC revenues. However, ACE has voluntarily foregone recovery of certain amounts of otherwise recoverable fuel costs through its Southern New Jersey Economic Initiative (SNJEI), thereby reducing earnings through May 1996, as indicated below. Such reduced recoveries are discretionary by ACE, and are influenced by competitive and economic factors. ACE elected not to continue the SNJEI beyond May 1996. Otherwise, in any period, the actual amount of LEC revenue recovered from customers may be greater or less than the actual amount of energy cost incurred in that period. Such respective overrecovery or underrecovery of energy costs is recorded on the Consolidated Balance Sheet as a liability or an asset as appropriate. Amounts from the balance sheet are recognized in the Consolidated Statement of Income within Energy expense during the period in which they are subsequently recovered through the LEC. ACE was underrecovered by $33.5 million and by $31.4 million at December 31, 1996 and 1995, respectively.

       As a result of implementing the SNJEI, ACE has foregone the recovery of energy costs in LEC rates in the amount of $10.0 million and $28.0 million for the 1995 and 1994 LEC periods, respectively. After tax net income has been reduced by $2.7 million and $12.2 million due to the effects of the initiative for 1996 and 1995, respectively.

       Energy expense increased 16.3% in 1996 primarily due to the changes in the LEC effective July 17, 1996, permitting ACE to begin recovering over $35.3 million in previously deferred energy costs. Energy expense decreased 9.1% in 1995 primarily due to the increase in underrecovered fuel costs, offset in part by the effects of the SNJEI referred to above. Production related energy costs for 1996 increased 5.3% due to increased sales and decreased 1.9% for 1995 due to reduced generation.

       Purchased Capacity expense reflects entitlement to generating capacity owned by others. Purchased Capacity expense increased 2.7% and 45.6% in 1996 and 1995, respectively. The increases reflect additional contract capacity supplied by nonutility power producers in each year.

       Operations expense increased in 1996 by 3.1% and decreased in 1995 by 2.8%. The 1996 increase reflects additional costs associated with Salem Station restart activities offset in part by a credit of the estimated 1995 Nuclear Performance Penalty. The 1995 decrease reflected the benefits of ACE's employee separation programs, offset in part by the aforementioned costs associated with Salem Station.

       Maintenance expense increased 29.2% in 1996 as a result of additional costs associated with Salem Station restart activities and increased maintenance initiatives. The 1995 decrease of 8.5% was due to cost saving measures employed by ACE.

       State Excise Taxes expense increased 5.9% in 1995 due to an increase in the tax base used to calculate the tax in comparison to the 1994 tax base.

       Federal Income Taxes decreased 29.7% in 1996 and increased 37.9% in 1995 as a result of the level of taxable income during those periods.

       Other--Net within Other Income (Expense) decreased in 1996 due to the net after-tax impacts of the write-down of the carrying value of ASP's commercial property of $0.8 million, the contingency loss for the sale of Binghamton Cogeneration facility of $1.6 million, reduced non utility earnings and increased income taxes related to other income. Also included is a loss of $1.1 million after-tax from AEE's investment in Enerval, LLC due to a combination of unhedged gas sales agreements and higher spot market prices for gas.

       Interest on Long Term Debt increased 5.2% in 1995 due to increased amounts of debt outstanding during the year. Other Interest expense increased 88.9% in 1996 and 128.9% in 1995 due primarily to increased short-term debt borrowings.

       Preferred Securities Dividend Requirements decreased 22.5% and 12.5% in 1996 and 1995, respectively, as a result of mandatory and optional redemptions.


    Salem Nuclear Generating Station

       ACE is an owner of 7.41% of Salem Units 1 and 2, which are operated by Public Service Electric and Gas Co. (PS). Salem Units 1 and 2 have been out of service since May 16, 1995 and June 7, 1995, respectively. The Salem units represent 164 megawatts (MWs) of ACE's total installed capacity of 2,385.7 MWs.

       During these outages, PS has made significant changes and improvements related to the people, processes and equipment at Salem to improve the long-term reliability of the units. Salem Unit 2 is in the final stages of preparation for restart. The reactor has been refueled and reassembled and the reactor coolant pumps have been tested and placed in service. Over 90% of the total work activities have been completed and approximately 80% of the plant systems have been restored. Salem Unit 2 is currently expected to return to service in the second quarter of 1997.

       Salem Unit 1 is currently expected to return to service in the fall of 1997, after replacement of the unit's four steam generators, which was required in order to correct a generic problem with certain pressurized water reactors. Removal of the old steam generators has been completed and installation of the new steam generators is underway. The estimated cost of purchasing and installing the steam generators is between $150 million and $170 million, of which ACE's share is between $11.1 million and $12.6 million. In addition, the cost of the disposal of the old steam generators could be as much as $20 million, of which ACE's share would be $1.5 million.

       Effective December 31, 1996, ACE entered into a Stipulation Agreement (Agreement) with PS for the purpose of limiting ACE's exposure to Salem's 1997 operation and maintenance (O&M) expenses. Pursuant to the terms of the Agreement, ACE will pay to PS $10.0 million of O&M expense as a fixed charge payable in twelve equal installments beginning February 1, 1997. ACE's obligation for any additional contribution to 1997 Salem O&M expenses, of which ACE's estimated share would be $21.8 million, is based on performance and directly related to the timely return and operation of Salem Units 1 and 2. To the extent ACE derives a savings against 1997 O&M expenditures, those savings will offset replacement power costs incurred due to the unavailability of the Salem Units. As a result of this Agreement, ACE has agreed to dismiss the complaint filed in the Superior Court of New Jersey in March 1996 alleging negligence and breach of contract.

       On February 27, 1996, the Salem co-owners filed a Complaint in United States District Court for the District of New Jersey against Westinghouse
Electric Corporation, the designer and manufacturer of the Salem steam generators, under Federal and state statutes alleging fraud, negligent misrepresentation and breach of contract. The Westinghouse complaint seeks compensatory and punitive damages. On April 30, 1996, Westinghouse filed an answer and a counterclaim of $2.5 million for unpaid work. The litigation is in the process of discovery and investigation.

       ACE is subject to a performance standard for its five jointly-owned nuclear units. This standard is used by the BPU in determining recovery of replacement energy costs when output from the nuclear units is reduced or not available. Underperformance results in penalties which are not permitted to be recovered from customers and are charged against income. In accordance with the standard, ACE anticipated that it would incur a nuclear performance penalty for 1995 and had recorded a provision for such. According to the Salem outage stipulation agreement as previously discussed in Note 3, the performances of Salem Units 1 and 2 are not included in the calculation of a nuclear performance penalty for the period each unit was taken out of service up to each unit's respective return-to-service date. The parties to the stipulation agreed that for the years 1995 and 1996, there will be no penalty or reward under the nuclear performance standard. ACE had recorded a 1995 performance penalty of $0.8 million, net of tax. This amount has been incorporated into the net amount recorded for the Salem stipulation as discussed in Note 3 to the consolidated financial statements.

       The outage of each Salem unit causes ACE to incur replacement power costs of approximately $0.7 million per unit per month. ACE's replacement power costs for the current outage for each unit, up to the agreed upon return-to-service dates, will be recoverable in rates in ACE's next LEC proceeding. As discussed above, replacement power costs incurred after the respective agreed upon return-to-service dates for the Salem Units will not be recoverable in rates.


COMPETITION

       Competition   is  expected  to  increase  for  electric   energy  markets
historically served exclusively by regulated utilities. In recent years, changing laws and governmental regulations permitting competition from other utilities and nonregulated energy suppliers have prompted some customers to use self-generation or alternative sources to meet their electric needs. As the electric utility industry transitions from a regulated to a competitive industry, utilities may not be able to recover certain costs. These costs, which are known as "stranded" costs, could result from the shift from cost of service based pricing to market-based pricing and from customers choosing different energy suppliers than ACE. Potential types of stranded costs include (1) above-market costs associated with generation facilities or long term power purchase agreements and (2) regulatory assets, which are expenses deferred and expected to be recovered from customers in the future.

       In April 1996, the Federal Energy Regulatory Commission issued Order No. 888 "Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Service by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities". The Order is designed to remove impediments to competition in the wholesale bulk power marketplace, to bring more efficient, lower cost power to electricity consumers, and provide an equitable means to transition the industry to the new environment. Under this

Order, utilities are required to offer transmission services for wholesale energy transactions to others on a nondiscriminatory basis. Tariffs have been established by ACE for these services, which ACE must also apply to its own wholesale energy transactions.

       On January 16, 1997, the BPU issued a Draft Phase II of the New Jersey Energy Master Plan (the Plan). In the Plan, the BPU has recommended that retail customers in New Jersey have the ability to choose their electric energy supplier beginning in October 1998 using a phase-in plan that will include all retail customers by April 2001. Customers would be able to sign an agreement with a third-party energy supplier and each electric utility, including ACE, would continue to be responsible for providing distribution service. Price and service quality for such distribution would continue to be regulated by the BPU.

       Beginning October 1998, costs for electric service, which consist of power generation, transmission, distribution, metering and billing will need to be unbundled. Transmission service would be provided by an Independent System Operator which would be responsible for maintaining a regional power grid that would continue to be regulated by FERC.

       The Plan states that the BPU is committed to assuring that a fully competitive marketplace exists prior to the ending of its economic regulation of power supply. At a minimum, utility generating assets and functions must be separated and operate at arms length from the transmission, distribution and customer service functions of the electric utility. The BPU reserves final judgment on the issue of requiring divestiture of utility generating assets until detailed analyses of the potential for market power abuses by utilities have been performed.

       The Plan addresses the issue of "stranded" costs related to the generating capacity currently in utility rates. High costs of construction and operations incurred by the jointly-owned nuclear power plants and the long-term high cost supply contracts with independent power producers are two significant contributing factors. The report proposes recovery of stranded costs over a four to eight year period, through a specific market transition charge which will be a separate component of a customer's bill. Determination of the recoverability of costs will be on a case by case basis with no guarantee for 100% recovery of eligible stranded costs.

       The Plan provides that the opportunity for full recovery of such eligible costs is contingent upon and may be constrained by the utility meeting a number of conditions, including achievement of a BPU goal of delivering a near term rate reduction to customers of five to ten percent. The Plan states that the independent power contracts must be eligible for stranded cost recovery.

       The Plan further states that utilities are obligated to take all reasonably available measures to mitigate stranded costs caused by the introduction of retail competition. The Plan further notes that New Jersey is studying the "securitization" of stranded costs as a means of financing these costs at interest rates lower than the utility cost of capital, thereby helping to mitigate the rate impact of stranded cost recovery. Recovery of securitization may occur over a different period of time. The plan also suggest that a cap may be imposed on the level of the charge as a mechanism to achieve the goal of overall rate reduction.

       The BPU intends to issue final findings and recommendations on the electric utility industry restructuring plan in April 1997. Each electric utility in the State is to file a complete restructuring plan, stranded cost filing and unbundled rate filing no later than July 15, 1997.

       ACE has not filed for accelerated depreciation of any capital assets or special rate plans applicable to particular classes of customers. However, in 1996 ACE has entered into BPU approved Off-Tariff Rate Agreements (OTRA's) with at-risk customers which provide for special rates for customers who may choose to leave ACE's energy system because they have alternative energy sources available. To date, the aggregate amount of such reduced rate agreements was $2.2 million, net of tax.

       ACE has significant long term contract commitments to purchase capacity and energy from nonutility sources at above-market costs. Recovery of amounts associated with these contracts is through ACE's LEC, for which rates are subject to approval by the BPU annually.

       In connection with the BPU's Plan, ACE is uncertain as to the level of stranded costs that may arise or the degree to which these costs will be recovered. If the final restructuring plan requires ACE to recognize amounts as unrecoverable, ACE may be required to write down asset values, and such writedowns could be material.

       In March 1996, the New Jersey Department of Treasury and the BPU jointly proposed to replace the energy excise tax currently imposed on electric and gas utilities. Under the proposal, utilities would pay a state corporate business tax, a state sales tax of six percent collected on all retail sales of energy services and a state transitional energy facilities assessment tax (TEFA) for a limited number of years. A gradual phase-out of the TEFA is proposed. At the completion of the TEFA phase-out, the total energy tax burden would be reduced by approximately 45%.

       Statement of Position of the Accounting Standards Board 96-1 "Environmental Remediation Liabilities" (SOP 96-1) is effective for fiscal years that begin after December 15, 1996. SOP 96-1 provides guidance where remediation is required because of the threat of litigation, a claim or an assessment. This Statement does not provide guidance on accounting for pollution control costs as it applies to current operations, costs of future site restoration or closure that are required upon the cessation of operations or sale of facilities or for remediation obligations undertaken at the sole discretion of management. The adoption of SOP 96-1 is not expected to have a material impact on the financial position, results of operations or net cash flows of the Company.


OUTLOOK

       The electric utility industry is undergoing fundamental change through the introduction of competition and customer choice. The timing and scope of regulatory changes currently being proposed in New Jersey will have a significant impact on ACE's economic viability and ability to compete in the energy marketplace. Any legislative initiatives permitting the orderly and efficient transition to competition, through such means as market transition charges, tax reallocation or enabling amendments to existing laws, will serve to insure recovery of prudently incurred investments.

       In anticipation of heightened competition in energy markets, ACE is pursuing a number of initiatives designed to strengthen its position in the marketplace. The proposed merger and formation of Conectiv provides strategic and operational opportunities to better meet the coming competitive environment. Those opportunities are derived from increased financial strength, improved management, efficiencies of operations, better utilization and coordination of existing and future facilities. The proposed merger is part of a wider trend in the utility industry toward consolidation and strategic partnerships in order to create larger, stronger companies ready for the onset of competition. The receipt of all requisite regulatory approvals to consummate the merger is expected to be obtained by late 1997 or early 1998, but cannot be assured.

       The cost of ACE's power supply, including the cost of power purchased from independent power producers, along with its retail prices are expected to be critical success factors in a competitive marketplace. ACE is focusing on cost and rate control measures as well as the development of new energy-related products and services. Alternate pricing mechanisms and rate discounts for key at-risk customers will be necessary, and while having a long term economic benefit, will cause detrimental impacts on revenues and income in the near term. New value-added products and services for the retail energy consumer which create customer loyalty and satisfaction will be a keystone of the Company's strategic business focus.

       AEI's utility business will continue to be affected by regional economic trends and social initiatives, as well as the impacts of abnormal weather and inflation. Such regional economic trends are favorable and include the growth of the Atlantic City gaming industry which appears poised for a "second wave" of development. Ongoing requirements for service reliability, and compliance with existing and new environmental regulations, will cause additional capital investments to be made by ACE. ACE's planned construction budget is $417 million for the five year period beginning in 1997 with an expected reduction in its external cash requirements. ACE's ability to generate cash flows or access the capital markets may be affected by competitive pressures on revenues and income.

       The operational performance of ACE's jointly-owned nuclear units, as well as significant changes in the costs to decommission those facilities at the end of their useful lives, will continue to be a factor in ACE's financial results. ACE will attempt to mitigate such factors whenever possible. ACE has entered into a performance-based agreement with PS, the operator of the Salem Station to limit its exposure for operations and maintenance expenses in 1997. To the extent that ACE derives a savings in 1997 O&M expenditures, those savings will offset unrecovered replacement power costs incurred as a result of the unavailability of the Salem units.

       AEI's utility business will continue to be the primary factor influencing the Company's overall financial performance. However, growth in new business ventures such as ATS and enabling strategic alliances like Enerval, LLC, will require the efficient development of entrepreneurial expertise and financial resources to be successful.

INFLATION

       Inflation affects the level of operating expenses and also the cost of new utility plant placed in service. Traditionally, the rate making practices that have applied to ACE have involved the use of historical test years and the actual cost of utility plant. However, the ability to recover increased costs through rates, whether resulting from inflation or otherwise, depends upon both market circumstances and the frequency, timing and results of rate case decisions.


OTHER

       The Private Securities Litigation Reform Act of 1995 (the Act) provides a new "safe harbor" for forward-looking statements to encourage such disclosures without the threat of litigation providing those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Forward-looking statements have been and will be made in written documents and oral presentation of AEI and its subsidiaries. Such statements are based on managements beliefs as well as assumptions made by and information currently available to management. When used in AEI and subsidiary documents or oral presentation, the words "anticipate", "estimate", "expect", "objective" and similar expressions are intended to identify such forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following: deregulation, and the unbundling of energy supplies and services; an increasingly competitive energy marketplace; sales retention and growth potential in a mature service territory and a need to contain costs; ability to obtain adequate and timely rate relief, cost recovery, including the potential impact of stranded costs, and other necessary regulatory approvals; federal and state regulatory actions; costs of construction; operating restrictions, increased cost and construction delays attributable to environmental regulations; controversies regarding electric and magnetic fields; nuclear decommissioning and the availability of reprocessing and storage facilities for spent nuclear fuel; licensing and regulatory approval necessary for nuclear and other operating station; and credit market concerns with these issues. AEI and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors pursuant to the Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by AEI and its subsidiaries prior to the effective date of the Act.

--------------------------------------------------------------------------------
                              INVESTOR INFORMATION

    WHERE SHOULD I SEND INQUIRIES CONCERNING MY INVESTMENT IN ATLANTIC ENERGY OR ATLANTIC ELECTRIC?

       The Company serves as recordkeeping agent, dividend disbursing agent and also as transfer agent for common stock and Atlantic Electric's preferred stock. Correspondence concerning such matters as the replacement of dividend checks or stock certificates, address changes, dividend reinvestment and stock purchase plan inquiries or any general information about the company should be addressed to:

Atlantic Energy, Inc.
Investor Records
6801 Black Horse Pike
P.O. Box 1334
Pleasantville, New Jersey 08232
Telephone (609) 645-4506 or (609) 645-4507

       Requests for the transfer of common stock certificates should be forwarded to:

Continental Stock Transfer & Trust Company
2 Broadway, 19th Floor
New York, NY 10004
Telephone (212) 509-4000

       Preferred stockholders should continue to contact Atlantic Energy with regard to the transfer of their stock.

    WHEN ARE DIVIDENDS PAID?

       The proposed record dates and payable dates are as follows:

               RECORD DATES                       PAYABLE DATES
               ------------                       -------------
               March 24, 1997                     April 15, 1997
               June 16, 1997                      July 15, 1997
               September  22, 1997                OctobeR  5, 1997
               December 22, 1997                  January 15, 1998

       The following table indicates dividends paid per share in 1996 and 1995 on common stock:

                                                        1996             1995
                                                        ----             ----
               First Quarter........................    $.385            $.385
               Second Quarter.......................     .385             .385
               Third Quarter........................     .385             .385
               Fourth Quarter.......................     .385             .385
                                                        -----            -----
               Annual Total.........................    $1.54            $1.54
                                                        =====            =====

       Dividend checks are mailed to reach shareholders approximately on the payment date. If a dividend check is not received within 10 days of the payment date, or if one is lost or stolen, contact Investor Records.

       Dividends paid on common stock in 1996 and 1995 were fully taxable. Some state and local governments may impose personal property taxes on shares held in certain corporations. Shareholders residing in those states should consult their tax advisors with regard to personal property tax liability.

   WHO IS THE  TRUSTEE AND  INTEREST   PAYING  AGENT  FOR  ATLANTIC  ELECTRIC'S
BONDS AND DEBENTURES?

       First mortgage bond recordkeeping and interest disbursing are performed by The Bank of New York, 101 Barclay Street, New York, New York 10286. Recordkeeping and interest disbursing for pollution control bonds are performed by Summit Bank, 210 Main St., 1st Floor, Hackensack, New Jersey 07602.

    DOES THE COMPANY HAVE A DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN ("PLAN")?

       Yes. The Plan allows shareholders of record and interested investors to automatically invest their cash dividend and/or optional cash payments in shares of the Company's common stock. Other services available to Plan participants include certificate safekeeping and automatic investment. Holders of record of common stock or interested investors wishing to enroll in the Plan should contact Investor Records at the address listed. In addition, shareholders whose stock is held in a brokerage account may be able to participate in the Plan. These shareholders should contact their broker or Investor Records for more information.

    WHERE IS THE COMPANY'S STOCK LISTED?

       Common stock of Atlantic Energy and the preferred securities of Atlantic Capital I are listed on the New York Stock Exchange. The trading symbol of the Company's common stock is ATE; however, newspaper listings generally use AtlEnrg or AtlanEngy. The trading symbol of the preferred securities is ATEPr and is generally listed in the newspaper as AtlaCap QUIPS.

       The high and low sale prices of the common stock reported in the Wall Street Journal as New York Stock Exchange--Composite Transactions for the periods indicated were as follows:


                                                     1996                              1995
                                           ----------------------             -----------------------
                                            HIGH            LOW                HIGH             LOW
          First Quarter..................  $20.000        $16.625             $19.000         $17.750
          Second Quarter.................   18.750         16.000              19.625          17.875
          Third Quarter..................   18.500         17.000              19.875          18.125
          Fourth Quarter.................   18.875         17.000              20.125          19.000

    IS ADDITIONAL INFORMATION ABOUT THE COMPANY AVAILABLE?

       The annual report to the Securities and Exchange Commission on Form 10-K and other reports containing financial data are available to shareholders. Specific requests should be addressed to:

Atlantic Energy
Financial Services Department
6801 Black Horse Pike
Egg Harbor Township, New Jersey 08234-4130
Telephone (609) 645-4483 or (609) 645-4518
FAX (609) 645-4132

                        SELECTED FINANCIAL DATA 1996-1992

                                        1996                1995                1994                1993                1992
                                        ----                ----                ----                ----                ----
                                                            (Thousands of Dollars except per share data)
Operating Revenues.................   $  980,255          $  953,137          $  913,039          $  865,675          $  816,825
Net Income.........................   $   58,767          $   81,768          $   76,113          $   95,297          $   86,210
Earnings per Average
    Common Share...................   $     1.12          $     1.55          $     1.41          $     1.80          $     1.67
Total Assets (Year-end)............   $2,670,762          $2,617,888          $2,542,385          $2,487,508          $2,219,338
Long Term Debt and Redeemable
    Preferred Securities
    (Year-end)(a)..................   $1,051,945          $1,032,103          $  940,788          $  952,101          $  842,236
Capital Lease Obligations
    (Year-end)(a)..................   $   39,914          $   40,886          $   42,030          $   45,268          $   49,303
Common Dividends Declared..........   $     1.54          $     1.54          $     1.54          $    1.535          $    1.515

------------------
(a)  Includes current portion.

                       DIRECTORS OF ATLANTIC ENERGY, INC.

As of December 31, 1996


MICHAEL J. CHESSER

Director, President & Chief Operating Officer of Atlantic Energy, Atlantic City Electric Company and Atlantic Energy Enterprises. Formerly held the title of Senior Vice President of Atlantic Energy.


GERALD A. HALE

President of Hale Resources, Inc., Summit, NJ, a health care, industrial/natural resource investment and management company. General Manager of HHH Investment Company, LLC. Director of New Jersey Manufacturers Insurance Company, New Jersey Business and Industry Association and Hoke, Inc.


MATTHEW HOLDEN, JR.

Professor of Government & Foreign Affairs, University of Virginia, Charlottesville, VA. Economic and political consultant, arbitrator. Prior to 1982, Commissioner, Federal Energy Regulatory Commission and Wisconsin Public Service Commission.


CYRUS H. HOLLEY

President of Management Consulting Services, Grapevine, TX. Director and Chief Executive Officer of Oakmont Enterprises, Grapevine, TX. Director of UGI Corporation and Kerns Oil & Gas Company.


JERROLD L. JACOBS

Chairman of the Board and Chief Executive Officer of Atlantic Energy and Atlantic City Electric Company. Formerly held the title of President of Atlantic Energy.


KATHLEEN MACDONNELL

Corporate Vice President of Campbell Soup Company, Camden, NJ. President, Frozen Foods & Specialty Group, of Campbell Soup Company. Former Sector Vice President, Prepared Foods, and Sector Vice President, Grocery, of Campbell Soup Company.


RICHARD B. MCGLYNN

Attorney. Vice President and General Counsel of United Water Resources, Inc., Harrington Park, NJ. Former Partner in the law firm of LeBoeuf, Lamb, Greene & MacRae and former Partner in the law firm of Stryker, Tams & Dill.


BERNARD J. MORGAN

Financial Investor, Southampton, PA. Director of FormMaker Software, Inc., and CRW Financial. Former Vice Chairman of First Fidelity Bancorporation, NJ/PA, Former Vice Chairman, President, Chief Executive Officer and Chief Operating Officer of Fidelcor, Inc. Former Chairman, Deputy Chairman, Chief Executive Officer, President and Chief Operating Officer of Fidelity Bank, N.A.


HAROLD J. RAVECHE

President of Stevens Institute of Technology, Hoboken, NJ., Chair of the Board of the New Jersey Corporation for Advanced Technology. Former Dean of Science, Rensselaer Polytechnic Institute.

               OFFICERS OF ATLANTIC ENERGY, INC. AND SUBSIDIARIES

(Age/Years of Service) As of December 31, 1996


JERROLD L. JACOBS (57/35)

Chairman and Chief Executive Officer of Atlantic Energy, Atlantic Electric and director of Atlantic Energy Enterprises.

MICHAEL J. CHESSER (48/3)

Director, President and Chief Operating Officer of Atlantic Energy, Atlantic Electric and Atlantic Energy Enterprises.

MICHAEL J. BARRON (47/2)

Vice President and Chief Financial Officer of Atlantic Energy
Director, Senior Vice President and Chief Financial Officer of Atlantic Electric

JAMES E. FRANKLIN II (50/3)

Vice President, Secretary and General Counsel of Atlantic Energy Director, Senior Vice President, Secretary and General Counsel of Atlantic Electric Secretary of Atlantic Energy Enterprises


MEREDITH I. HARLACHER, JR. (54/31)

Vice President of Atlantic Energy
Director and Senior Vice President-Power System of Atlantic Electric

HENRY K. LEVARI, JR. (48/25)

Vice President of Atlantic Energy
Director and Senior Vice President-External Affairs of Atlantic Electric

MARILYN T. POWELL (49/3)

Vice President of Atlantic Energy
Director and Senior Vice President-Marketing/Distribution of Atlantic Electric

SCOTT B. UNGERER (37/15)

Vice President of Atlantic Energy
Senior Vice President of Atlantic Energy Enterprises

LOUIS M. WALTERS (44/18)

Treasurer of Atlantic Energy
Vice President, Treasurer and Assistant Secretary of Atlantic Electric

FRANK E. DICOLA (49/3)

Vice President of Atlantic Energy
Senior Vice President and Treasurer of Atlantic Energy Enterprises

ERNEST L. JOLLY (44/16)

Vice President of Atlantic Energy
Acting Senior Vice President-Energy Supply of Atlantic Electric

J. DAVID MCCANN (45/24)

Vice President-Strategic Customer Support of Atlantic Electric

JAMES C. WELLER (47/3)

Vice President and Assistant Secretary of Atlantic Energy Enterprises

ROBERT H. FIELDER (51/27)

Acting Vice President, Distribution of Atlantic Electric

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED PROPOSALS

Signature(s) -------------------------------------------------------------------

/   /  I plan to attend the meeting on April 23, 1997

/   /  Check box to eliminate sending future
         Summary Annual Reports for this account.

             Date -------------------------, 1997
             Please sign exactly as your name appears on the right. Each joint owner must sign. When signing as trustee, guardian, executor, administrator or corporate officer, please give full title.

                                   Account No.
-------------------------------------------------------------------------------
TEAR HERE                                                             TEAR HERE



ATLANTIC ENERGY LOGO

-------------



   [PHOTO]
                                             March 19, 1997


               J. L. Jacobs
-------------  Chairman and Chief Executive Officer

You are cordially invited to join us at the 1997 Annual Meeting of Shareholders of Atlantic Energy, Inc. This year the meeting will be held in the Atlantic City Ballroom of Harrah's Casino Hotel, 777 Harrah's Boulevard, in Atlantic City, New Jersey, on Wednesday, April 23, 1997, starting at 3:00 p.m. I hope you will be able to attend. At the meeting, in addition to considering and acting on the matters described in the attached proxy statement, a current report on the business operations of the Company and its subsidiaries will be given.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form above and date, sign and return your proxy form in the enclosed, postpaid return envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of your directors.

I welcome your comments and suggestions. Time will be provided during the meeting for your questions. For your convenience, directions to the meeting site have been printed on the reverse side of this letter. I look forward to seeing you.

                                            Sincerely,

                                            /s/ J L Jacobs

                       DIRECTIONS TO HARRAH'S CASINO HOTEL

FROM NEW YORK: Take the New Jersey Turnpike to Exit 11 (Garden State Parkway). Take the Garden State Parkway South to Exit 40 (White Horse Pike - Route 30). Take Route 30 East and follow the signs for Brigantine. Exit Route 30 at Dr. Martin Luther King Blvd. (Illinois Ave.). Follow the signs to Harrah's. (approximately 2 hours 20 minutes)

FROM PHILADELPHIA: Take the Ben Franklin or the Walt Whitman Bridge to the North South Freeway (Route 42). Take the North South Freeway to the Atlantic City Expressway. Take the Atlantic City Expressway to Exit 9 (Brigantine). Follow Delilah Road (646) to Route 30 East. Exit Route 30 East at Dr. Martin Luther King Blvd. (Illinois Ave.). Follow the signs to Harrah's. (approximately 65 minutes)

FROM BALTIMORE/WASHINGTON, D.C.: Take I-95 North to the Walt Whitman Bridge to the North South Freeway (Route 42). Take the North South Freeway to the Atlantic City Expressway. Take the Atlantic City Expressway to Exit 9 (Brigantine). Follow Delilah Road (646) to Route 30 East. Exit Route 30 East at Dr. Martin Luther King Blvd. (Illinois Ave.). Follow the signs to Harrah's. (approximately 3 hours 45 minutes from Washington, D.C.)

FROM THE SOUTH: Take the Garden State Parkway North to Exit 38 (Atlantic City Expressway). Take the Atlantic City Expressway straight into Atlantic City. At the end of the Expressway, turn left onto Arctic Avenue and drive to Dr. Martin Luther King Blvd. (Illinois Ave.) where you will turn left again. Follow the signs to Harrah's.






--------------------------------------------------------------------------------

     The undersigned appoint(s) R. B. McGlynn, J. L. Jacobs and M. J. Chesser or any of them, proxies with full power of substitution to vote all of the shares of Atlantic Energy, Inc. Common Stock, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 23, 1997 or any adjournments thereof.

     1. ELECTION OF DIRECTORS nominees below:

Michael J. Chesser; Gerald A. Hale; Matthew Holden, Jr.; Cyrus H. Holley; Jerrold L. Jacobs; Kathleen MacDonnell; Richard B. McGlynn; Bernard J. Morgan and Harold J. Raveche

        / / FOR    / / AGAINST   / / FOR ALL NOMINEES EXCEPT:-------------------

     2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1997.

        / / FOR    / / AGAINST   / / ABSTAIN

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSALS.

     3. To transact any other business as may properly come before the meeting, or any adjournments thereof.

                      PLEASE DATE AND SIGN THE REVERSE SIDE

                                                                           06895

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED PROPOSALS

                                                       Account No.



Signature(s)
--------------------------------------------------------------------------------

/ /  I plan to attend the meeting on April 23, 1997.

                                             Date ------------------------, 1997

                                             Please  sign  exactly  as your name
                                             appears  on the  left.  Each  joint
                                             owner  must sign.  When  signing as
                                             trustee,    guardian,     executor,
                                             administrator or corporate officer,
                                             please give full title.

     The undersigned appoint(s) R. B. McGlynn, J. L. Jacobs and M. J. Chesser or any of them, proxies with full power of substitution to vote all of the shares of Atlantic Energy, Inc. Common Stock, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 23, 1997 or any adjournments thereof.

     1. ELECTION OF DIRECTORS nominees below:

Michael J. Chesser; Gerald A. Hale; Matthew Holden, Jr.; Cyrus H. Holley; Jerrold L. Jacobs; Kathleen MacDonnell; Richard B. McGlynn; Bernard J. Morgan and Harold J. Raveche.

     / / FOR    / / AGAINST     / / FOR ALL NOMINEES EXCEPT:--------------------

     2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1997.

                     / / FOR     / / AGAINST     / / ABSTAIN

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSALS.

     3. To transact any other business as may properly come before the meeting, or any adjournments thereof.

                      PLEASE DATE AND SIGN THE REVERSE SIDE